Exhibit 10.2

Execution Copy

BUSINESS FINANCE AGREEMENT

(in substitution for a Financing Agreement and

a Credit Agreement both dated 17th April 2001 and

made between the same parties at this Agreement)

INTRODUCTION

THIS AGREEMENT is made on 21 June 2005

BETWEEN:

(1)	GE COMMERCIAL FINANCE LIMITED registered in England and Wales with number 1030032 and whose registered office is at Enterprise House, Bancroft Road, Reigate, Surrey RH2 7RT; and

(2)	THE CLIENT whose details appear immediately below.

Name	: HYCO PACOMA GMBH (HRB 1675)
Registered No	: Commercial Register of the Local Court of Eschwege HRB 1675
Registered Office	: KonigsbergerStrasse 12 D-37269 Eschwege Germany

This Agreement sets out the terms upon which we have agreed to make certain finance facilities available to you. It incorporates our standard terms of business set out in the Appendix entitled “GE Standard Terms” which has been provided to you.

Terms used in this Agreement are defined in the GE Standard Terms.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts each of which, when executed and delivered, shall constitute an original and all the counterparts together shall constitute but one and the same instrument.

This Agreement shall, with effect from the Commencement Date, substitute and replace in their entirety the agreements (including all schedules and modules and extension agreements) between ourselves (in our former name, GE Capital Commercial Finance Limited) and the Client and dated 17 April 2001 which are listed below (the “2001 Agreements”):

1.	Financing Agreement

2.	Credit Agreement

3.	Standard Conditions for Receivables Financing

4.	Definition and Interpretation Module

5.	Export Debts Module

6.	Foreign Currency Module

to the intent that the 2001 Agreements shall be of no further legal effect, save for any claims against the Client as shall have accrued prior to the Commencement Date.

For the avoidance of doubt, all the security granted to us in connection to the 2001 Agreements, which are listed below, comprising:

1.	Security Assignment of Fixed Assets

2.	Security Assignment of Current Assets

3.	Security Assignment of Receivables

4.	Security Assignment of Insurance Claims

5.	Security Assignment of Patents, Trademarks and other Intellectual Property Rights

6.	Security Purpose Agreement (Hyco Pacoma GmbH) and the land charges referred to therein

7.	Security Purpose Agreement (VPG Siebzehnte Beteiligungsgesellschaft GmbH) and the land charges referred to therein

8.	Guarantee Agreement

9.	Share Pledge Agreement relating to the shares in Hyco Pacoma GmbH

10.	Share Pledge Agreement relating to the shares in VPG siebzehnte Beteiligungsgesellschaft. mbH shall continue in full force and effect, standing as security for all the liabilities of the Client pursuant to this Agreement.

The parties, VPG Siebzehnte Beteiligungsgesellschaft GmbH (as mortgagor for certain real property) and Hyco Germany Holdings GmbH (as shareholder of the Client and VPG Siebzehnte Beteiligungsgesellschaft GmbH) will enter into a Security Purpose Agreement as more specifically referred to in Schedule 1: Conditions Precedent, below.

GENERAL

CLIENT	: HYCO PACOMA GMBH
Term of this Agreement	: 36 months from the Commencement Date
Notice Period	: 3 months
Aggregate limit of all Facilities	: €16,500,000
Working Days for clearing credits	: 3 Working Days for cheques and 3 Working Days for electronic payments
Facility Fee	: €165,000 due on Commencement Date payable by Client
PART I: INVOICE FINANCE FACILITY
CLIENT	: HYCO PACOMA GMBH
Nature of Invoice Finance Facility	: Confidential or Disclosed: Confidential
Export Debts	: Yes - See “Approved Territory”
Collection Services	: No
Advance Percentage	: 85%

Advance Period	: 90 days from end of month of invoice date
Approved Currencies	: Euros, sterling and US dollars
Debtor Concentration Percentage	: 45% in respect of all sales to companies in the Caterpillar Inc. Group and 30% in respect of all other Debtors
Export Concentration Percentage	: None
Discount Rate	: 2% above EURIBOR
Non-Recourse Terms	: Yes - see Schedule II, Debts
Client Current Account Limit (Invoice Finance)	: €12,000,000
Your payment and settlement discount terms (per Client)	: Not to exceed 90 days from end of month of invoice date with a settlement discount not exceeding 5%.
Service Charge	: €20,000 per annum payable annually in advance on the Commencement Date and each anniversary thereof

PART II: CREDIT PROTECTION

CLIENT	: HYCO PACOMA GMBH

Agreed Percentage of Credit Protected Debts	: 100%

Minimum Threshold for Credit Protection	: not applicable

First Loss Amount	: not applicable

Fee for each Credit Protection Application	: Nil per Application

Additional Service Charge for	: £40,000 per annum, payable annually in advance on the Commencement Date and each anniversary thereof

Clients to be provided with Discretionary Approval	: HYCO PACOMA GMBH

Minimum Threshold for Discretionary Approval	: not applicable

Credit Terms for Discretionary Approval	: not applicable

Discretionary Limit	: not applicable

PART III: REVOLVING INVENTORY LOAN FACILITY

Aggregate Loan Advance Limit	: €1,200,000

Revolving Inventory Facility Maturity Date	: Third Anniversary of the Commencement Date

Revolving Inventory Loan Advances will only be made to the extent that you have Eligible

Inventory calculated in accordance with the following formula: Relevant Inventory (as defined below) x the Loan Advance Percentage (in each case valued on the basis of the Inventory Valuation), less any ROT Reserve, subject to a Revolving Inventory Aggregate Loan Advance Limit of €1,200,000.

CLIENT	: HYCO PACOMA GMBH

Eligible Inventory	: all Finished Goods (excluding spare parts or components), Raw Materials and Work in Progress (together “Relevant Inventory”)

Loan Advance Percentage	: 60% for Finished Goods as described above 30% for Raw Materials 30% for Work in Progress

Base Currency	: Euros, US dollars, sterling

Minimum Advance	: €50,000
Interest Rate	: 2% above EURIBOR
ROT Reserve

:        Such amount as we consider, in our discretion, should be reserved from Loan Advances to cover your liabilities for unpaid suppliers (to the extent that the relevant Inventory is treated as not Eligible under Schedule II below)

PART IV: PLANT AND MACHINERY TERM LOAN FACILITY

Plant and Machinery Term Loan Advances will only be made to the extent that you have Eligible Plant and Machinery calculated in accordance with the following formula: Plant and Machinery (valued at open market value assuming a 120 day marketing period) x the Loan Advance Percentage, subject to a Plant and Machinery Term Loan Advance Limit of €1,072,000.

CLIENT	: HYCO PACOMA GMBH
Eligible Plant and Machinery	: As per the attached list in Annex A
Loan Advance Percentage	: 80%
Loan Advance Limit	: €1,072,000
Base Currency	: Euros
Final Drawdown Date	: Commencement Date
Interest Rate	: 2% above EURIBOR
Repayment Plan

:        Regular Payments: €17,800 on the first Working Day of each calendar month

Balloon Payments: and in addition, €431,200 on the Final Repayment Date

Final Repayment Date: the third anniversary of the Commencement Date

PART V: REAL PROPERTY TERM LOAN FACILITY

Real Property Term Loan Advances will only be made to the extent that you have Eligible Real Property calculated in accordance with the following formula: Real Property (valued at open market value assuming a 180 day marketing period) x the Loan Advance Percentage, subject to a Real Property Term Loan Advance Limit of €2,250,000.

CLIENT	: HYCO PACOMA GMBH
Eligible Real Property	: the Client’s property at KonigsbergerStrasse 12, Eschwege referred to above
Loan Advance Percentage	: 50%
Loan Advance Limit	: €2,250,000
Base Currency	: Euros
Final Drawdown Date	: Commencement Date
Interest Rate	: 2% above EURIBOR
Repayment Plan	Regular Payments: €37,500 on the first Working Day of each calendar month

Balloon Payments: and in addition €900,000, on the Final Repayment Date

Final Repayment Date: the third Anniversary of the Commencement Date

YOUR DECLARATION

We, the signatories on behalf of each Client, hereby confirm and declare that for the purpose of the Data Protection Notice provisions set out in the GE Standard Terms:

(i)	you are expressly authorised to seek any further information that you may require from any source, including banks, in order to process this form;

(ii)	we and any individuals who are directors, partners, shareholders or proprietors of the relevant Client or of any Associate have received, read and understood the Data Protection Notice provisions set out in the GE Standard Terms. We, for ourselves and on behalf of such other persons, irrevocably consent to the transfer to you of information about us and them and the stated uses you will make of it, including its transfer to others; and

(iii)	we are irrevocably authorised by the individuals to whom the Data Protection Notice provisions apply to give this confirmation.

POWER TO ACT IN YOUR NAME

In order to perfect our title to any Debt or its Associated Rights, exercise our rights under any Financing Documents or otherwise and to secure that you and each Debtor carry out your obligations to us, by way of security, you irrevocably appoint us and every officer of ours (and any person to whom we transfer, assign or novate this Agreement or any of the Financing Documents) at any time jointly and severally to be your attorneys. This power of attorney is irrevocable, given to secure obligations due to us under all of the Financing Documents and shall not expire until all monies and obligations due to us under all of the Financing Documents have been paid and discharged and we are under no further obligation to any Client under any of the Financing Documents. This will enable us, without notice to you, to:

(i)	execute or sign any deeds or documents (including assignments);

(ii)	obtain payment of Debts;

(iii)	complete, deal with, negotiate or endorse Remittances;

(iv)	institute, conduct, compromise or defend any legal proceedings;

(v)	settle your indebtedness to us or to Debtors;

(vi)	perform such other lawful acts, as we in our absolute discretion, may consider reasonably necessary or expedient.

Any attorney appointed above may in turn appoint and remove any substitute attorney or agent for you for the matters set out above.

You will ratify anything lawfully done by any attorney, substitute attorney or agent under the powers set out above.

SCHEDULE I: CONDITIONS PRECEDENT

Before making any Facility available to you, we require the following conditions precedent to be satisfied on terms satisfactory to us:

General

No Default has occurred and is continuing.

You and any other person which is a party to a Financing Document (other than us) has delivered to us copies certified as true, complete and accurate of your and each such other person’s articles of incorporation (and any certificate of incorporation on change of name) and/or articles of association and commercial register excerpts (Handel sregisterauszuge) relating to you and such other person and a Group structure chart.

In respect of each Client and each Obligor (and the directors and shareholders of such entities), our being satisfied with the results of the GE “Know Your Customer” (anti-money laundering) checks and procedures concerning such persons, as required by GE policies and/or by applicable laws or regulations.

You have paid all fees and expenses (plus VAT) properly incurred by us in connection with the negotiation and documentation of any such Facility and our satisfaction with your compliance with any conditions precedent.

Evidence of an appropriate cash management system and our satisfaction with its operation.

Completion of, and satisfactory results from, a legal review of all material contracts.

Debts

Copies of the contract(s) with Caterpillar Group and/or its subsidiaries, such contracts to be on acceptable terms.

Guarantee and Security

A perfected first ranking legal security over the Eligible Real Property.

Evidence that all existing security held by us as at the Commencement Date (as listed above) secures all the Client’s liabilities to us under this Agreement.

Evidence that the debts owed to Hyco International Inc by the Client in the sum of up to €3,980,140 have been subordinated to all obligations owing to us by the Client and that our priority over such intro-group debts is unlimited.

A negative pledge in respect of the creation of any intra-group debt obligations other than (a) those referred to above, (b) the annual allocation of Approved Management Charges, and (c) incidental operating charges between members of the Group consistent with practices prior to the date hereof.

The execution of the Security Purpose Agreement in the agreed form for the security granted in respect of the 2001 Agreements referred to in this Agreement together with the security amendment agreements to be entered into thereunder in the form set out in Exhibits 10 and 11 thereto.

Financial

In relation to each Client, sight of and satisfaction with updated profit and loss account, balance sheet for the year ended 31 December 2004 and cashflow projections for the year ending 31 December 2005 reflecting the workings of our Facilities.

The audited accounts of the Client and Hyco International Inc. for the year ending 31 December 2004 to be supplied not later than 30 June 2005.

The management accounts of the Client and Hyco International Inc. (including both profit and loss account and balance sheet) for the period ending 30 April 2005.

Loans-General

Copies of your insurance policies in relation to any of your assets forming part of the Eligible Inventory, Eligible Plant and Machinery and Eligible Real Property showing satisfactory cover, together with evidence showing that the proceeds payable under the policies have been assigned to us, that notice, of such assignment has been given to the insurers and that we have been named as first loss payee under each such policy.

Inventory

A third party valuation inform and substance acceptable to us of the Eligible Inventory.

Plant and Machinery

A third party valuation in form and substance acceptable to us of the Eligible Plant and Machinery.

Real Property

In form and substance approved by us in writing, confirmation from lawyers in Germany approved by us as to your unencumbered title to the Eligible Real Property.

Stage 1 environmental reports from consultants approved by us in relation to any Real Property that we may specify, together with any further reports required by us relating to any Real Property.

Copies of all existing environmental reviews and audits and all other information relating to actual or potential environmental claims relating to any Real Property.

A third party valuation in form and substance acceptable to us of any Real Property forming part of the Eligible Real Property.

Miscellaneous

Legal opinions from our and your German counsel on due execution, authority, effectiveness and enforceability of the Financing Documents in a form acceptable to us.

In respect of each Client, Hyco Germany Holdings GmbH and any person (other than us) which is a party to a Financing Document, copies certified as true, complete and accurate of shareholders’ written resolutions evidencing due authorisation of the Financing Documents, authorising named officers to execute them and containing specimen signatures of those officers.

The payment of all legal fees and expenses (plus VAT) as may have been properly incurred by us in connection with the negotiation and documentation of our facilities and our satisfaction with your compliance with any conditions precedent.

SCHEDULE II: SPECIAL CONDITIONS

In additional to the GE Standard Terms, the following special conditions apply to the Facilities:

Debts

Debt turn must not exceed 70 days (when measured on a cash collection basis, this being the result of dividing the total of the end of calendar month Debtor balances by the cash collections for the period and multiplying the result by 30.5 for a monthly average).

The value of credit notes and/or any other dilution as a percentage of Notified turnover must not exceed 4% when measured on a rolling six month basis - if this is breached we reserve the right to reduce the Advance Percentage in line with the amount by which the 4% target is exceeded.

You will insert a notice on each page of your sales ledger identifying our interest in all applicable Debts.

All payments received in settlement of Debts, including cash sales, must be forwarded to us.

A signed proof of delivery or collection must be held to our order. Non-recourse: Debts which are:

(i)	Outstanding after the end of the Advance Period; or

(ii)	Outstanding where the Debtor is Insolvent

shall not be deemed to be Unapproved Debts for the purposes of this Agreement and accordingly the provisions of Paragraph 12 of the Invoice Finance Schedule in the GE Standard Terms (“Reassignment and Recourse”) shall not apply to any such Debts.

Financial

As soon as they become available, but in any event within 30 days of each month end, you will deliver to us your monthly management accounts to include profit and loss account, balance sheet and cashflow projection (consolidated in respect of any Subsidiaries).

As soon as they become available, but in any event within 180 days after the end of each financial year, you will deliver to us your audited accounts (consolidated in respect of any Subsidiaries) together with the audited accounts of each member of the Group (if any).

You will not, without our consent (which will not be unreasonably withheld), change your financial year.

The ratio of EBITDA to Borrowing Costs for Hyco Pacoma GmbH must not fall below 2:1 when measured on a rolling six financial month basis, calculated by reference to the audited accounts or management accounts most recently provided to us, the first measurement date to be the last day of the month immediately following the Commencement Date.

The following words shall have the following meaning when used in the Business Finance Agreement:

Applicable GAAP: in relation to the audited accounts or management accounts of any Client or other Obligor, generally accepted accounting principles and policies in the country of incorporation of such person consistent with those applied in the preparation of its audited accounts first provided to us on or after the Commencement Date.

Borrowing Costs: in relation to the Client and its financial year or any period for which its management accounts have been prepared, a sum equal to the aggregate amount (determined on a consolidated basis if that company has one or more Subsidiaries or on an individual basis as we may determine) all of continuing, regular or periodic costs, charges, fees and expenses incurred by it in respect of such period (and whether paid or not) in effecting, servicing or maintaining Borrowings. The amount of any such costs, charges and expenses shall be allocated to each such period over the term of any Borrowings in accordance with Applicable GAAP.

EBITDA: in relation to the Client and its financial year or period for which its management accounts have been prepared, a sum equal to its profit on ordinary activities before taxation (determined on a consolidated basis if that company has one or more Subsidiaries or on an individual basis as we may determine) after adding back Borrowing costs, depreciation and any amortisations in respect of such period but excluding:

(i)	profits or losses on the sale or termination of an operation;

(ii)	profits or losses on the disposal of fixed assets; and

(iii)	extraordinary items.

Fees and Charges

We will carry out quarterly audits commencing three months from the Commencement Date and continuing throughout the term of this Agreement, at your cost.

You will pay our administration charge of £27.50 (or the euro equivalent) each time we make a payment to you by CHAPS.

You will pay our Service Charge of €20,000 per annum at the times specified in Part 1 above.

You will pay our cheque administration fee of £27.50 (or the euro equivalent) each time we receive a Remittance by cheque.

A facility fee of €165,000 will accrue and become payable on the Commencement Date.

A non-utitisation fee will be payable on the last day of each month, such fee being an amount equal to 0.5% per annum multiplied by the average daily availability in aggregate on each Facility during such month, such fee to be debited to the Current Account.

If the whole of any part of any Plant and Machinery Term Loan Advance and/or any Real Property Term Loan Advance is paid at any time prior to its specified maturity for any reason, you shall at the same time as such payment pay to us, as a fee an amount equal to the following percentage of the amount so paid:

Period after the date of any such advance (the “Relevant Date”)	Percentage
Period after the date of any such advance (the “Relevant Date”)	Percentage
prior to 12 months from the Relevant Date	2%
after the first anniversary of the Relevant Date but	1%
prior to the second anniversary of the Relevant Date after the second anniversary of the Relevant Date	0%

Inventory

You will provide to us an internally prepared detailed stock listing of Inventory in a format acceptable to us within 10 Working Days of each calendar month end to include details of all categories of inventory together with a Borrowing Base Certificate in a form acceptable to us.

You will provide us with a detailed stock valuation of Inventory and Eligible Inventory prepared by a third party approved by us in a format acceptable to us within 30 days of each anniversary of the Commencement Date.

Inventory turn must not exceed 90 days (when measured by dividing the total value of Inventory by cost of sales for the calendar month and multiplying the result by 30.5 times) calculated by reference to the most recent Borrowing Base Certificate.

All inventory sold by you but retained on your premises on the instructions of any Debtor must be stored separately from your other Inventory and clearly labelled as the property of that Debtor.

The following classes of Inventory shall not constitute Eligible Collateral for the purposes of this Agreement:

(a)	slow moving and obsolete Inventory;

(b)	Inventory which is subject to supply on retention of title terms;

(c)	Inventory in relation to which any Debtor has incurred a Debt or is otherwise subject to any Contract of Sale,

and reserves shall be created by us accordingly.

Plant and Machinery

If a Default subsists, you will promptly affix identification plates, stating GE’s security interest to all Eligible Plant and Machinery.

This Agreement has been duly executed as a deed by you and signed by us as set out below.

SIGNED for and on behalf of GE COMMERCIAL FINANCE LIMITED by:	) )	/s/ Adam Scarlott
ADAM SCARLOTT
Attorney in fact

Address	Enterprise House
Bancroft Road
Reigate
Surrey RH2 7RT

Fax:	01737 841352

Attention:	Legal Department

EXECUTED AND DELIVERED as a deed by:	)
Hyco Pacoma GmbH	)
)
acting by	)	/s/ Kurt Wittich
a Director	)	Signature of Director

and by
a Director		/s/ Craig Wolf
	)	Signature of Director
Address Fax:	)

Attention:

This Agreement has been duly executed as a deed by you and signed by us as set out below.

SIGNED for and on behalf of GE COMMERCIAL FINANCE LIMITED by:	) )

	)	Attorney in fact

Address	Enterprise House
Bancroft Road
Reigate
Surrey RH2 7RT

Fax:	01737 841352

Attention:	Legal Department

EXECUTED AND DELIVERED as a deed by:	)
Hyco Pacoma GmbH	)
)
acting by	)
a Director	)
Signature of Director
and by	)
a Director	)
Signature of Director

Address

Fax:

Attention:

Execution Copy

APPENDIX TO

BUSINESS FINANCE AGREEMENT

GE STANDARD

TERMS

INTRODUCTION

These GE Standard Terms contain all the standard terms and conditions relating to GE Commercial Finance’s business finance facilities. They comprise general terms (which set out the general terms and conditions which apply to all Facilities provided by us) and the Schedules (as detailed below) which set out the detailed terms and conditions for specific Facilities that we may have agreed to provide to you.

These GE Standard Terms (including the Schedules and any annex or appendix to those Schedules) form part of your Business Finance Agreement with us and are in addition to any specific terms and conditions set but in the Business Finance Agreement itself.

SCHEDULES

INVOICE FINANCE SCHEDULE

CREDIT PROTECTION SCHEDULE

INVENTORY SCHEDULE

PLANT AND MACHINERY SCHEDULE

REAL PROPERTY SCHEDULE

GENERAL TERMS

These general terms and conditions apply to all Facilities provided by us under the Business Finance Agreement.

1	DEFINITIONS

1.1	Save as otherwise provided in any Financing Document, the following words and expressions have the following meanings:

Accounting Records: all books, ledgers and records of any kind and in any medium relating to your business or financial position and to all purchases and sales made by you.

Advance: a payment on account of the Purchase Price of each Debt, provided it is not an Unapproved Debt or a Non-Notifiable Debt, calculated by applying to it the Advance Percentage specified in the Business Finance Agreement.

Advance Percentage: in relation to any Client and any Advance, the applicable advance percentage specified in the Business Finance Agreement (as such percentage may vary in accordance with its terms).

Advance Period: in relation to any Client, the period specified as such in the Business Finance Agreement, at the end of which a Debt shall automatically become an Unapproved Debt, or such other period as we may advise you.

Aggregate Current Account Limit: the Aggregate Current Account Limit specified in the Business Finance Agreement (if any) beyond which the aggregate balance of all Current Accounts must not be overdrawn.

Approved Currency: euro, sterling and any other currency specified in the Business Finance Agreement and/or such other currencies as we may notify to you in writing from time to time.

Approved Management Charges: annual charges payable by the Client to other members of the Group for management services up to a maximum amount not exceeding 2% of annual sales of the Client.

Approved Territory: the United Kingdom and, if the Invoice Finance Facility includes Export Debts, the EEA, USA, Canada, Australia and New Zealand provided that we may, by written notice to you add or remove any territory, region or continent from this definition.

Asset Account: an account kept by us reflecting the prospective Notified Value of Debts; where there is more than one such account kept by us, any reference to an Asset Account shall, where the context allows, include a reference to each such separate account.

Assignment by way of Security: an assignment by way of security of Non-Vesting Debts or an assignment by way of security of Non-Vesting Debts and Floating Charge, in each case governed by English law, which you may enter into with us at any time.

Associate: a person which, directly or indirectly, controls or is controlled by or is under common control with you, or a person which beneficially owns or holds, directly or indirectly, five per cent or more of any class of voting shares of you, or a person in which five per cent of any class of voting shares is beneficially owned or held, directly or indirectly, by you.

Associated Rights: in relation to any Debt, any of the following:

1)	all your rights as an unpaid vendor or which arise under the Contract of Sole;

2)	all evidence of the Contract of Sale or its performance or any Disputes arising;

3)	all documents of title to goods, warehouse keepers’ receipts, bills of lading, shipping documents, airway bills or similar;

4)	the benefit of all insurances and all rights and powers under the insurance policies;

5)	all Remittances, securities, Encumbrances and guarantees;

6)	all Accounting Records;

7)	all Returned Goods and their proceeds of sale.

Availability: a Client’s entitlement, subject to the relevant Current Account Limit and the Aggregate Current Account Limit, to take further Advances in respect of Debts, calculated by:

1)	taking the credit balance on the Asset Account and deducting the amount of all Unapproved Debts and Non-Notifiable Debts; and

2)	multiplying the resultant sum in (1) by the Advance Percentage; and

3)	from the resultant sum in (2) deducting:

•	any existing debit balance on the Current Account;

•	any special reserves created by us; and

•	the amount (if any) of your Liabilities (if we decide to take them into account).

BACS: the Bankers Automated Clearing System.

Base Currency: euro, unless otherwise stated in the Business Finance Agreement.

Base Currency Equivalent in relation to any amount denominated in a currency other than a Base Currency, the equivalent in the Base Currency of such amount as determined by us by reference to the spot rate of exchange of Standard Chartered Bank Plc (or other such UK clearing bank as we may specify) for the purchase of the Base Currency in London with the relevant currency at such times as we may specify on the date on which the relevant determination falls to be made and, in relation to any amount denominated in a Base Currency, such Base Currency amount.

Base Rate: on any day EURIBOR or LIBOR, as the case may be, on that day.

Business Finance Agreement: the agreement entered into between us and one or more Clients which is entitled or otherwise referred to as “the Business Finance Agreement” and which incorporates the GE Standard Terms (as may be amended and restated from time to time).

Cashflow Loan Facility: the cashflow loan facility, if any, made or to be made available under the Business Finance Agreement.

CHAPS: the Clearing House Automated Payments System.

Client: each of those persons listed in the Business Finance Agreement as a Client.

Collateral: in relation to any Client, all property and assets, whether real or personal, tangible or intangible, in which it may, at any time have any right, title, or interest.

Commencement Date: the date of the Business Finance Agreement or such later date that we notify you is the Commencement Date.

Confidential Information: all information (whether in oral, written or electronic form) belonging or relating to us, our business or activities which is not in the public domain which:

1)	we have marked as confidential or proprietary;

2)	we have advised you is of a confidential nature; or

3)	due to its character or nature, a reasonable person in like circumstances would treat as confidential.

Confidential Information shall include, but not be limited to, all access telephone numbers, user identification numbers, passwords, test keys, access codes and security procedures relating to any website we operate and the Electronic Data.

Contract of Sale: a contract in any form, including a purchase order, between you and a Debtor for the sale or hire of Goods or the provision of services or work done.

Credit Protection: services provided by us if the Business Finance Agreement provides for credit protection in respect of the Invoice Finance Facility.

Current Account: an account operated by us which will be used, inter alia, to calculate Discount (and, where relevant, interest, fees and expenses) and from which, if applicable, payments due under any Facility will be satisfied; where there is more than one such account operated by us, any reference to a Current Account shall, where the context allows, include a reference to each such separate account.

Current Account Limit: subject to the Aggregate Current Account Limit (if any), the financial limit specified in the Business Finance Agreement, beyond which a Current Account may not be overdrawn.

Debenture: an English law composite guarantee and debenture with us to which each Client and/or its Associates are or may in future be a party.

Debt: any obligation (present, future or contingent) of a Debtor to make payment under a Contract of Sale, including all Associated Rights.

Debtor: a person who incurs or may incur any indebtedness under a Contract of Sale.

Debtor Balance: in respect of each Debtor, the amount of all Debts Outstanding from that Debtor.

Debtor Concentration Percentage: in respect of any Debtor and any Client, the percentage shown in the Business Finance Agreement as a percentage of the balance of all Outstanding Debts of that Debtor after deducting Non-Notifiable Debts, or such other percentage as we may advise you in writing.

Default: any Event of Default or any event which with the passage of time or giving of notice or both, would or might, unless cured or waived become an Event of Default.

Delivered: in relation to Goods:

1)	their removal from your control and from your premises, carriers and agents; and

2)	their physical, delivery in an Approved Territory to the Debtor or to its order; and

3)	the assumption of risk therein by the Debtor; and

4)	complete performance of the Contract of Sale,

and in relation to services - their complete performance and “Deliver” and “Delivery” shall be construed accordingly.

Discount: the deduction from the Purchase Price calculated in accordance with paragraph 6.1 of the Invoice Finance Schedule.

Discount Margin: the percentage by which the Discount Rate exceeds Base Rate.

Discount Rate: in relation to any Client, the rate specified as the discount rate in the Business Finance Agreement.

Dispute: with respect to any Debt or Contract of Sale giving rise thereto: (i) any claim or demand with regard to price, terms, quantity, performance, quality or delivery of Goods or services; (ii) any other defence, set-off, retention, abatement, counter-claim or contra account raised or alleged by a Debtor or its representatives; and (iii) any other dispute by a Debtor concerning its liability to pay such Debt (whether to you or us) or pay such Debt by its due date.

Dormant Company: a company which is a “dormant” company as defined in section 250(3) Companies Act 1985 and which does not at any time have assets (other than intercompany indebtedness) in excess of £5,000 (or the Base Currency Equivalent thereof).

EEA: the European Economic Area, which is the area the subject of the Treaty of Oporto signed in 1992 as from time to time amended between members of the European Union and certain members of the European Free Trade Association.

Electronic Data: all information provided via the internet or any other form of electronic communication pursuant to the Business Finance Agreement.

Encumbrance: any mortgage, charge, standard security, pledge, lien, assignment or assignation by way of security, hypothecation, security interest, title retention, flawed asset agreement, preferential right, right of set-off, trust arrangement or other arrangement for the purpose of and having a similar effect to the granting of security whether by law or agreement or other security interest of any kind.

EURIBOR: on any date and for any amount in any currency, the rate per annum which we stipulate as EURIBOR for such currency amount on such date for the period we have agreed to offer you EURIBOR.

Event of Default: any of the following:

1)	any Client or any Obligor fails to pay any sum due from it under any of the Financing Documents within two Working Days of its due date and in the manner specified in the relevant Financing Document;

2)	any representation or warranty made or deemed to be repeated by any Obligor or Client in any of the Financing Documents or in any document delivered pursuant thereto is not complied with or proves to have been incorrect or misleading when made or deemed to be repeated;

3)	any Obligor or Client fails duly to perform or comply with any material obligation expressed to be assumed by it in any Financing Document;

4)	any Financial Indebtedness of any Obligor or Client other than under or pursuant to any Financing Document, in an aggregate amount of at least €100,000:

(a)	is not paid when due or within any applicable contractual period of grace; or

(b)	is declared to be or otherwise becomes due and payable prior to its specified maturity;

or any creditor of any Obligor or Client becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity;

5)	a distress, attachment, execution, diligence or other legal process is levied, enforced or sued out on or against all or any part of the assets of any Obligor or Client;

6)	any Obligor or Client:

(a)	is or becomes Insolvent;

(b)	commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or any part of its indebtedness; or

(c)	makes a general assignment for the benefit of, or composition with, its creditors or a moratorium is agreed or declared in respect of, or affecting, all or any part of its indebtedness; or

(d)	takes any corporate action or other steps are taken or legal or other steps are taken or legal or other proceedings are instituted for its winding up, dissolution or reorganisation other than, for the purposes of a bona fide, solvent scheme of reconstruction or amalgamation previously approved in writing by us or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officers of it or any or all of its assets;

7)	anything analogous or having a substantially similar effect to any of the events specified in paragraphs 5 and 6 above shall occur under the laws of any applicable jurisdiction;

8)	any guarantee or other assurance against loss held by, or any Encumbrance granted to, us in respect of your obligations to us fails or ceases in any respect to have full force and effect or to be continuing or is terminated (or has a notice of termination or cancellation given in respect thereof) or is the subject of a dispute or is, in our reasonable opinion, in jeopardy, invalid or unenforceable;

9)	any Encumbrance on or over the assets of any Obligor or Client becomes enforceable and any step (including the taking of possession or the appointment of a receiver, administrator or similar person) is taken to enforce that Encumbrance;

10)	save as agreed in writing by us, any Obligor or any Client ceases to carry on the business it carries on at the date of entering into the Business Finance Agreement other than by transferring it to another Obligor (which has entered into a Debenture with us) as part of a solvent reorganisation, or enters into any unrelated business;

11)	at any time any action, condition or thing require to be taken, fulfilled or done in order:

(a)	to enable any Obligor or Client lawfully to enter into, exercise its rights under and perform and comply with its obligations under any Financing Document and any other document to be entered into pursuant thereto;

(b)	to ensure that those obligations are valid, legally binding and enforceable; or

(c)	to make any such Financing Document and all such other documents admissible in evidence in England and Wales and, if different, in any Obligor’s or Client’s jurisdiction of incorporation and any jurisdiction in which any Obligor or Client’s properties, assets or revenues may be situated, is not taken, fulfilled or done;

12)	it is not lawful or becomes unlawful for any Obligor or any Client to perform or comply with any of its obligations under any of the Financing Documents, or any such obligation ceases to be legal, valid and binding;

13)	if auditors make any qualification to any Obligor’s or Client’s or Associate’s audited accounts to the effect that such audited accounts do not reflect the financial position of such Obligor or Client or Associate, as the case may be, to a material degree;

14)	any loss, theft, damage or destruction of any one or more assets occurs which (a) materially and adversely affects the operation of an Obligor’s or Client’s business or (b) is material in amount and is not adequately covered by insurance;

15)	in our opinion, a material adverse change occurs in the financial condition, operations, business or prospects of the Obligors and Clients (taken together) or we determine that any Obligor or Client may not (or may be unable to) perform or comply with its obligations under any of the Financing Documents;

16)	any change occurs in the ownership, control, constitution, composition or management of any Obligor or Client which we reasonably consider to prejudice our position;

17)	if any Obligor or any Client factors or discounts its Debts with another party or attempts to do so,

provided that with the exception of items (11, (6) or (7) (insofar as it relates to item 6 only) above, you shall have not more than ten business days to remedy such event before the occurrence of the relevant event shall constitute an Event of Default.

Excluded Debt: a Debt or part of a Debt which, based on our reasonable credit judgment taking into account the quality or performance of the collateral, we consider is a Debt:

1)	which is the subject of a Dispute (other than any prompt payment discount not greater than that referred to in the Business Finance Agreement); or

2)	in respect of which you are in breach of:

(i)	any undertaking or warranty given by you; or

(ii)	any other obligations of yours to us arising from it; or

3)	in respect of which any waiver, consent or priority arrangement in our favour has been terminated.

Export Debt: a Debt whose invoice is addressed to a Debtor outside the United Kingdom and/or in respect of which payment is to originate from outside the United Kingdom.

Facilities: the Invoice Finance Facility, any Trade Finance Facility and each Loan Facility (if any) and “Facility” means any one of them.

Financial Indebtedness: indebtedness in respect of:

1)	moneys borrowed or raised;

2)	any debenture, bond, note, loan stock, commercial paper or similar instrument;

3)	any acceptance credit, bill-discounting, note purchase or documentary credit facility;

4)	any credit agreement or finance lease;

5)	any receivables purchase, factoring or discount arrangement under which there is recourse in whole or in part;

6)	credit (other than normal trade credit for a period not exceeding 90 days) or deferred payment arrangements in respect of the acquisition or construction price of assets acquired or constructed or the purchase price of services supplied;

7)	any other transaction having the commercial effect of a borrowing or other raising of money entered into by a person to finance its business or operations or capital requirements; or

8)	(without double counting) any guarantee or other assurance against financial loss in respect of the indebtedness of any person arising under an obligation falling within 1 to 7 above.

Financing Documents: the following documents:

1)	the Business Finance Agreement;

2)	the Debenture;

3)	any Assignment by way of Security;

4)	any Scottish Security Document;

5)	any agreement or instrument evidencing or creating an Encumbrance, guarantee or other assurance against loss entered into by any Client or other person in our favour;

6)	any deed or agreement governing or regulating the priority of Encumbrances or regulating claims against any Obligor or person liable to us;

7)	any agreement, instrument, notice or certificate delivered or entered into in connection with any of the above.

Force Majeure: an act of God, natural disaster, any exchange control, governmental or other official regulations or requirements, the outbreak of war, any terrorist act, revolution, civil insurrection, strike, lockout, industrial action or failure of postal, banking or communication services and any circumstances outside our or a Debtor’s reasonable control.

Foreign Currency: any currency that is freely transferable and freely convertible into euro as may be specifically agreed by us in writing.

GE Standard Terms: the terms set out in the document entitled or otherwise referred to as the “GE Standard Terms” (including those terms set out in the Schedules and any annex or appendix thereto).

Goods: any merchandise or materials, or where the context admits, any work or services which are the subject of a Contract of Sale.

Group: in relation to any company, that company and its Subsidiaries, its holding company (as defined in section 736 Companies Act 1985) and the Subsidiaries of that holding company (and “member of the Group” shall be construed accordingly).

Insolvent:

(A)	In relation to any Client or any Obligor - any of the matters in paragraphs (1) to (10) immediately following:

1)	the issue of a petition or application (other than one which is discharged before it is advertised), the calling of a meeting or making proposals for any of the matters in items B (2) to (4) following;

2)	any part of such person’s income or assets, being subject to:

(a)	seizure, distress, diligence; or

(b)	enforcement of any Encumbrance; or

(c)	execution of legal process; or

(d)	sequestration; or

(e)	an injunction restricting dealing with such income or assets; or

(f)	attachment; or

(g)	other legal process restricting dealing with such income or assets;

3)	the service of any statutory demand under the Insolvency Act 1986 other than one which is discharged before it is advertised;

4)	the entry of any judgment, decree, order or award which shall remain unsatisfied or whose terms shall not be complied with for seven days (except pending any appeal);

5)	an application for a garnishee order;

6)	giving notice of the intended suspension of payments of debts;

7)	being deemed by section 123 of the Insolvency Act 1986 to be unable to pay debts or in our reasonable opinion being capable of being deemed unable to pay debts as they fall due;

8)	in relation to a partnership - its bankruptcy, winding up, the making of an administration order or the bankruptcy of any partner:

9)	in relation to an individual - bankruptcy or sequestration or the appointment of an insolvency practitioner or the granting of a trust deed for the benefit of creditors;

10)	the taking of any formal steps for the commencement of any proceedings in respect of any of the above matters in this definition (A);

(B)	In relation to a Debtor - any of the matters in paragraphs 1 to 5 immediately following:

1)	in relation to an individual - bankruptcy or sequestration or the granting of a trust deed for the benefit of creditors;

2)	in relation to a company - a resolution for voluntary winding up by reason of insolvency, a winding up order, a resolution by its directors or members to apply for an administration order; the appointment of an administrator under the Insolvency Act 1986 or ‘the appointment of a receiver (whether in or out of court) or an administrative receiver of any of its assets or income;

3)	in relation to a partnership = its bankruptcy, winding up, the making of an administration order or the bankruptcy of any partner;

4)	in relation to any person - any proposal to enter into a voluntary arrangement under the Insolvency Act 1986 (including ony moratorium) or any formal or informal arrangement generally for the benefit of creditors;

5)	the taking of any formal steps for the commencement of any proceedings in respect of any of the above matters in this definition (B),

and “Insolvency” shall be construed accordingly.

Inventory: all raw materials, work in progress and finished goods of the Client which in each case are unsold, undamaged, legally and beneficially owned by the Client with full title guarantee and not subject to any Encumbrance, in a current marketable condition and readily saleable at prices no less than the lower of cost or market value, fully insured by the Client against loss and damage and located at properties owned or leased by the Client in Germany, but excluding raw materials, work in progress or finished goods of the Client:

1)	in transit to the premises of the Client; or

2)	which have been sold to customers or constructively delivered to customers; or

3)	which are subject to any rights in favour of creditors or the subject of a reservation of title in favour of any third party; or

4)	which are on consignment or subject to any conditional delivery to the Client; or

5)	which have been returned by any customer.

Invoice Finance Facility: the invoice finance facility to be made available under the Business Finance Agreement.

Liabilities: monies payable or possibly payable in future by you to us including liability:

1)	as a guarantor of another client of ours: or

2)	for the breach of your obligations to us; or

3)	for Discount, fees, charges and expenses and our reasonable estimate of such monies where the amount cannot be immediately ascertained; or

4)	in respect of any Undertaking or other contingent liability arranged by us for which we may be responsible.

LIBOR: on any date and for any amount in any currency, the rate per annum which we stipulate as LIBOR for such currency amount on such date for the period we have agreed to offer you LIBOR.

Loan Facilities: the Cashflow Loan Facility, the Revolving Inventory Loan Facility, the Plant and Machinery Term Loan Facility and the Real Property Term Loan Facility and “Loan Facility” means any one of them.

Minimum Service Charge: in relation to any Client, the minimum service charge (if any) specified in the Business Finance Agreement.

Non-Notifiable Debt: any Debt which:

1)	is due by an Associate of yours;

2)	is due by a Debtor of which you or any of your directors, partners or shareholders area partner or in which you or they have a controlling interest;

3)	arises from Goods supplied by you on approval, trial, evaluation, consignment, sale or return or similar terms;

4)	is due by a Debtor which has not purchased the Goods for its business;

5)	is regulated by the Consumer Credit Act 1974 or other local consumer protection legislation;

6)	arises from the sale of your capital or fixed assets,

together with any other Debt as we shall specify at any time as being a Non-Notifiable Debt and together also with, if Collection Services are being provided by us, any Debt which is due by a Debtor which also supplies goods or services to you.

Non-Vesting Debt: any Debt which either fails to vest in us for any reason or where the assignment or assignation of that Debt to us is void whether as between us and you or as between us and any third party.

Notice Period: the Notice Period specified in the Business Finance Agreement.

Notification: your notification to us, in such a way as we may specify, of all Debts (including, whenever we so require, Non-Notifiable Debts) and credit notes or other dilutions which have come into existence but which have not previously been Notified to us together with such evidence of the performance of the Contract of Sale or reasons for a credit note or dilution as we may specify.

Notified/Notify/Notifying: inclusion of a Debt in a Notification delivered to us.

Notified Value: the amount of the Debt as shown in a Notification.

Obligor: the Client(s) and any person(s) who have entered into any agreement or instrument evidencing or creating an Encumbrance, guarantee or other assurance against loss in respect of your obligations to us.

Outstanding: in relation to a Debt, that such Debt is undischarged by the Debtor or a third party.

Permitted Capex: finance leases granted to the Client by third parties for the purpose of capital expenditure by the Client for up to an amount not exceeding €1,000,000.

Plant and Machinery: in relation to any person, all plant, machinery and other equipment and other tangible personal property (except Inventory) owned by it at any time wherever located and all spare parts, replacements, modifications and additions for or to the same and any manuals, logbooks or registration documents relating thereto.

Plant and Machinery Term Loan Facility: the plant and machinery term loan facility, if any, made or to be made available under the Business Finance Agreement.

Preferential Creditors: all those persons specified in Schedule 6 to the Insolvency Act 1986 as having preferential debts and any other person which, in our reasonable opinion, may be entitled to receive payment out of floating charge realisations in priority to us.

Purchase Price: the price payable by us for a Debt calculated in accordance with paragraph 4.1 of the Invoice Finance Schedule.

Real Property: in relation to any person, all freehold and leasehold properties and other real property both present and future of that person, including all buildings and other structures from time to time erected thereon and all fixtures (trade or otherwise) from time to time thereon or therein.

Real Property Term Loan Facility: the real property term loan facility, if any, made or to be made available under the Business Finance Agreement.

Reassignment: our right to require you immediately to repurchase an Outstanding

Debt at a price equivalent to the lesser of its Notified Value or the Advance paid in respect of it and “Reassign” shall be construed accordingly.

Recourse: our right to require you immediately to repay to us any Advance paid to you in respect of an Unapproved Debt.

Remittances: cash, cheques, bills of exchange, negotiable and non negotiable instruments, letters of credit, electronic payments, BACS, CHAPS and any other remittance or instrument of payment in whatever form received by us, you or your agents towards discharge of a Debt.

Returned Goods: any Goods relating to or purporting to comply with a Contract of Sole which any Debtor shall for any reason reject or return or attempt to reject or return to you or us or which you or we recover from a Debtor.

Returns Due Date: ten (10) Working Days after each month end.

Revolving Inventory Loan Facility: the revolving inventory loan facility, if any, to be made available under the Business Finance Agreement.

Schedule: a Schedule to the GE Standard Terms.

Scottish Assignation: a Scottish law assignation in security in respect of any intangible property in Scotland, including in respect of any rents falling due on any heritable property in Scotland which you have let, which each Client and/or its Associates may enter into with us at any time.

Scottish Debts: Debts arising under Contracts of Sale where either the proper law of the Contract of Sale is Scottish law or the invoices for the Debts are addressed to Debtors in Scotland.

Scottish Floating Charge: a Scottish law floating charge in respect of any assets in Scotland which each Client and/or its Associates may enter into with us at any time.

Scottish Security Document: each, if any, of any Scottish Floating Charge, Scottish Assignation, Scottish Share Pledge and Scottish Standard Security.

Scottish Share Pledge: a Scottish law share pledge in respect of shores in any company registered in Scotland which each-Client and/or its Associates may enter into with us at any time.

Scottish Standard Security: a Scottish law standard security in respect of any heritable property in Scotland which each Client and/or its Associates may enter into with us at any time.

Service Charge: in relation to any Client, our charge for the services to be rendered under the Business Finance Agreement calculated as provided for in the Business Finance Agreement.

Software: any computer software provided by us to enable you to provide us with Electronic Data.

Subsidiary: a subsidiary within the meaning of section 736 Companies Act 1985 and, unless the context otherwise requires, a subsidiary undertaking within the meaning of sections 258-260 Companies Act 1985 as substituted by section 21 Companies Act 1989.

TARGET: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

TARGET DAY: any day on which TARGET is open for the settlement of payments in euro.

Term: the Term specified in the Business Finance Agreement.

Termination Service Charge: a charge levied to cover service and administration costs on the occurrence of any Event of Default (other than under item 16 of such definition where all amounts owing to us are repaid pursuant to such charge occurring) such charge being five per cent of the aggregate of the (i) Base Currency Equivalent of the total Notified Value of Debts Outstanding plus (ii) if there are any Loan Facilities, the aggregate outstanding balances of all advances made under the Loan Facilities (if any) plus (iii) if there are Trade Finance Facilities, an amount equal to the maximum contingent liability under all Undertakings and all Undertaking Payments made which have not been repaid, in each case calculated as at the date of the Event of Default.

Trade Finance Facility: the trade finance facility, if any, to be made available pursuant to the Business Finance Agreement.

Unapproved Debt: a Debt which we consider is a Debt:

1)	which is an Excluded Debt; or

2)	which remains Outstanding after the end of the Advance Period; or

3)	owing by any Debtor in excess of the Debtor Concentration Percentage; or

4)	where the Debtor is Insolvent; or

5)	whose invoice is addressed to a Debtor outside an Approved Territory and/or in respect of which payment is to originate from outside an Approved Territory.

United Kingdom/UK: the United Kingdom of Great Britain and Northern Ireland, the Channel Islands and the Isle of Man.

VAT: Value Added Tax.

Working Day: any day (except Saturday and Sunday) on which banks generally are open for business in London and (i) (in relation to any date for the payment or purchase in a currency other than euro) in the principal financial centre of the country of that currency; and (ii) (in relation to any date for the payment or purchase of euro) which is a TARGET Day.

1.2 Any reference in any Financing Document to:

“the Business Finance Agreement”, any “Financing Document” or to any other agreement or document (including, for the avoidance of doubt, the GE Standard Terms and any other document incorporated by reference into the Business Finance Agreement) shall, unless the context otherwise requires, be construed as a reference to the Business Finance Agreement or such other agreement or document as the same may from time to time be amended, varied, supplemented, novated, assigned or replaced and shall include any document which is supplemental to, is expressed to be collateral with, or is entered into pursuant to or in accordance with, the terms of the Business Finance Agreement, such Financing, Document or such other agreement or document;

the “assets” of any person shall be construed as a reference to all or any part of: its business, operations, undertaking, property, assets (whether tangible or intangible), revenues (including any right to receive revenues) and uncalled capital;

a person being “controlled” by another means that that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the board of directors or other governing body of that person or otherwise controls or has the power to control the affairs and policies of that person and “control” shall be construed accordingly;

a “credit agreement” shall be construed as a reference to any conditional sale agreement (as defined in the Consumer Credit Act 1974), hire purchase or credit sale agreement or other similar agreement entered into primarily as a method of financing the acquisition of the asset which is the subject of such agreement;

“dollars” and “US$” shall mean the lawful currency of the United States of America;

“euro” and “€” shall be construed as meaning the single currency of the European Union;

a “finance lease” shall be construed as a reference to any lease or other similar agreement entered into primarily as a method of financing the use of the asset which is the subject of such lease or agreement;

a “guarantee” shall be construed so as to include on indemnity, bond, standby letter of credit and any other obligation (whatever called) of any person to pay for, purchase, provide funds for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, deny indebtedness or other obligation of any other person (and “guaranteed” and “guarantor” shall be construed accordingly);

“indebtedness” shall be construed as a reference to any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

a “person” shall be construed as a reference to any individual, firm, company, corporation, public authority, trust, joint venture or any association or partnership (whether or not having separate legal personality) or two or more of the foregoing;

a “regulation” shall be construed so as to include any regulation, rule, by-law, official directive, requirement, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organization;

“sterling” and “£” denotes the lawful currency of the United Kingdom;

“tax” shall be construed so as to include any present and future tax, levy, impost, deduction, withholding, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“we”, “GE” and “us” shall be construed as referring to GE Commercial Finance Limited and its immediate and derivative successors and assigns, including persons to whom the Business Finance Agreement or any Financing Document may be novated from time to time;

“you” and “Client” shall be construed as having an interchangeable meaning so that “you” shall mean any one or more Clients and vice versa.

1.3	Any reference in any Financing Document or to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision (including all instruments, orders or regulations made thereunder or deriving validity therefrom) as in force at the date of the Business Finance Agreement and as subsequently re-enacted or consolidated.

1.4	In construing any Financing Document general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating. particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.5	The headings in the Business Finance Agreement (including, for the avoidance of doubt, the Finance Schedule and the GE Standard Terms) are for convenience only and shall not affect their respective meanings and references to a clause or paragraph are (unless otherwise stated) to a clause of or paragraph in the Business Finance Agreement, the Finance Schedule, the GE Standard Terms or any Section thereof.

1.6	Save where the context otherwise requires, the plural of any term includes the singular and vice versa.

2	REPRESENTATIONS AND WARRANTIES

You represent and warrant in our favour as follows (and these representations and warranties shall survive the execution of the Financing Documents and will be repeated daily until all outstanding Liabilities under the Financing Documents have been repaid to us in full):

2.1	that the execution of each Financing Document has been duly authorised and that it does not breach any provision of your memorandum or articles of association (or, as applicable, partnership agreement) or of any other agreement entered into prior to the date of any such Financing Document or the laws of any jurisdiction applying to you;

2.2	that all action, conditions and things required by all applicable laws and regulations have been taken, fulfilled or done in order to:

2.2.1	enable you lawfully to enter into, exercise your rights under and perform and comply with your obligations under the Financing Documents;

2.2.2	to ensure that those obligations are valid, legally binding and enforceable in accordance with their respective terms;

2.2.3	to make the Financing Documents admissible in evidence in England and Wales and, if different, your jurisdiction of incorporation;

2.3	that you have not become Insolvent, nor have you taken any action nor have any other steps been taken or legal proceedings started or (to the best of your belief) threatened against you for your winding up, dissolution or reorganisation (other than for a bona fide solvent scheme of reconstruction or amalgamation previously approved in writing by us) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of you or of any of your assets;

2.4	that (except for Encumbrances agreed to by us and for assets which are leased, details of which have been notified to us) you are the owner, with full title guarantee, free from all Encumbrances of all of your assets:

2.5	that all information delivered by you or on your behalf to us in connection with any of the Financing Documents including, without limitation, any projections and/or accounts regarding your business and operations was, at the date of its delivery, true and correct in all material respects and not misleading;

2.6	prior to entering into the Financing Documents you have disclosed to us every fact or matter known to you or which you should have known might reasonably influence us in our decision whether or not to enter into the Financing Documents on their terms or accept any person as an Obligor or as a guarantor of your obligations to us.

3	STANDARD UNDERTAKINGS

3.1	Whilst any Financing Document is in force and thereafter until you have paid all monies owing to us you undertake:

3.1.1	not to sell or dispose of any Collateral, save for Inventory sold for not more than €100,000 in the ordinary course of trading on an arm’s length commercial basis;

3.1.2	not to create or permit to be created or arise any Encumbrance (except a lien arising by operation of law in the ordinary course of trading and securing obligations not more than 60 days overdue) on or over any of your assets or undertaking nor (save as otherwise agreed in writing by us) to make any loans, grant any credit (save in the ordinary course of business or Permitted Capex) or give any guarantee or otherwise assume any liability, whether actual or contingent in respect of any obligation of any other person;

3.1.3	to tell us immediately you become aware of:

(a)	the occurrence of any Default;

(b)	any holder of an Encumbrance enforcing (or threatening to enforce) its Encumbrance over any part of your assets or undertaking;

(c)	any floating charge given by you being crystallized or becoming converted into a fixed charge;

(d)	any material change in the nature of your business from that carried on as at the Commencement Date;

(e)	anything which might reasonably influence our decision at any time to continue with any Financing Document on its terms;

(f)	any litigation, arbitration or administrative proceedings in which you are involved or any threat of any litigation, arbitration or administrative proceedings which in any such case may have a material adverse effect on you or any of your Associates;

3.1.4	to keep us fully advised of the identity of, and of any change in the directors, partners or ownership of your company, firm or business and of all your Associates;

3.1.5	to create such Encumbrances in our favour as we may require over your undertaking and assets for your performance of the Financing Documents;

3.1.6	to sign any additional documents and do anything we may need to exercise or perfect our rights under or pursuant to the Financing Documents;

3.1.7	to carry out established or, if any, our published procedures for the day to day efficient working of the Financing Documents;

3.1.8	to take all such steps as we may require for the protection of our interests under or arising out of the Financing Documents and in mitigating any loss we may suffer;

3.1.9	to obtain, comply with the terms of, and maintain in full force and effect all authorisations, approvals, licences and consents required in or by all applicable laws and regulations to enable you to lawfully carry on your business and enter into and perform your obligations under the Financing Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Financing Documents in England and Wales or, if different, your jurisdiction of incorporation;

3.1.10	at all times to ensure that all Preferential Creditors are duly and punctually paid unless you have (subject to our prior written consent) entered into other arrangements with such Preferential Creditors regarding those payments and to provide evidence of such payment to us on a monthly basis;

3.1.11	not to change your financial year without our prior written consent;

3.1.12	not to make any alteration to the nature of your business or operations as would constitute a substantial alteration to the general nature of your business or operations taken as a whole as carried on as at the Commencement Date or create or acquire any Subsidiaries;

3.1.13	not to cancel or vary any instructions given to your bankers under the Business Finance Agreement;

3.1.14	to make suitable contingency arrangements to cover information technology system, communication or operating failures that would prevent or adversely affect your ability to provide Electronic Data to us;

3.1.15	to ensure that all Electronic Data provided by you is correct, complete, duly authorised by you and not misleading in any respect;

3.1.16	to notify us forthwith if you learn or suspect that there has occurred any failure or delay in accessing any Electronic Data, any error in or affecting the provision of any Electronic Data or any programming error or defect that may have caused corruption of any Electronic Data, and to co-operate with us in trying to remedy the same;

3.1.17	to comply with any and all requirements and directions that we may give to you from time to time in connection with Electronic Data;

3.1.18	to maintain insurance policies in relation to your business and assets and where we request, keyman assurance;

3.1.19	to save with our prior written consent, not to organise or acquire any Subsidiary or activate any Dormant Company.

3.2	We and each Client undertake to:

3.2.1	take all appropriate steps and establish and maintain all appropriate procedures so as to ensure that as far as is reasonably practicable Electronic Data is properly stored and is not altered, lost or destroyed;

3.2.2	use all reasonable endeavours to maintain our respective computer hardware and software, including but not limited to the Software, virus free;

3.2.3	take all reasonable precautions to prevent unauthorised access to Electronic Data and notify the other party as soon as reasonably possible if it knows of or suspects any such unauthorised access.

4	GENERAL INFORMATION REQUIREMENTS

4.1	You must give us a signed copy of your full set of audited accounts, including your directors’ and auditors’ report, for each of your accounting reference periods (as defined in the Companies Act 1985). These must reach us as soon as you have them, but in any event no later than six months from the end of each accounting reference period.

4.2	You must give us your unaudited profit and loss accounts and balance sheet at such intervals and for such periods as we advise you. You will also give us such other financial reports that we may ask for. You will ensure that your auditors or external accountants report to us directly at your expense with all reports or information that we may ask for.

4.3	You will advise us promptly should you receive any notice or allegation of your non-compliance with the Data Protection Act 1998.

4.4	You will advise us promptly of all changes made by you to any Electronic Data or personal data after its transfer to us.

5	OUR ACCOUNTS

5.1	We may at any time debit to any Current Account any sums which you may owe us.

5.2	You will accept a certificate signed by our company secretary or a director as being conclusive and binding, absent manifest error, as to all or any of the following, on the date referred to in such certificate:

5.2.1	the balance on the Current Account;

5.2.2	the balance on the Asset Account;

5.2.3	the amount of any loss, damage, cost, expense, fee or interest suffered or incurred by us;

5.2.4	the amount of your Liabilities; and

5.2.5	the amount of any other sums payable to us.

6	INTERNET AND ELECTRONIC DATA

6.1	Your communications to us in all matters relating to the Business Finance Agreement and any Facility provided under it shall be in the form of Electronic Data, unless we specify otherwise. All Electronic Data shall be provided in accordance with our instructions from time to time.

6.2	You accept that Electronic Data provided by us via our website will be subject to change before the close of business each day. Any acknowledgment by us of receipt of Electronic Data from you which contains a payment request cannot be treated as evidence that we have paid or have agreed to pay the sum so requested or have initiated payment.

6.3	Each party accepts the integrity of all Electronic Data and agrees to accord this the same status as if it had been in writing and duly executed on behalf of the provider, unless such Electronic Data can be shown to have been corrupted as a result of technical failure. We may in our discretion require confirmation in writing from you in respect of all or any part of the Electronic Data.

6.4	Each party waives any rights they may have to challenge the validity of any Electronic Data on the grounds that it was prepared and/or sent and/or received only in electronic form.

6.5	If a party uses an intermediary to transmit, log or process Electronic Data, that party shall be responsible to the other party for such intermediary’s acts and omissions.

6.6	The copyright and all other rights in our website and any Software we or our licensors may provide to you to enable you to provide us with Electronic Data shall at all times remain vested in us or, if the terms of any contract that we have with any licensors otherwise specify, in such licensors. You may use the Software for the purpose of providing us with Electronic Data only, and you must not copy any Software or any other such materials without our prior written consent, except that you may make one copy of any Software provided for operational back-up purposes.

6.7	We have the right without liability to you and without notice, at any time and from time to time, to suspend the operation of our website, or suspend communication of Electronic Data by any other means, whereupon no further Electronic Data shall be provided by either party until we notify you otherwise.

6.8	We have the right without liability to you to terminate this clause or suspend the operation of clause 6.1 forthwith on notice. Such termination shall not affect the provisions of the remainder of the Business Finance Agreement or the GE Standard Terms.

6.9	Upon termination or suspension of clause 6.1 for any reason or of any Facility, you must immediately return to us any Software and any other documentation or property of ours or supplied by us pursuant to this clause.

7	CONTACTING OTHER PARTIES

7.1	We, or any representative or agent of ours, may:

7.1.1	provide your bank, auditors, accountants and other professional advisers with such information about your accounts with us or the running of the Business Finance Agreement, as they may ask; and

7.1.2	obtain from your bank, auditors, accountants and other professional advisers such information as we may need.

7.2	You will authorise and direct the persons referred to in clause 7.1. above to give us such information.

7.3	We may disclose the Business Finance Agreement, any information which we have obtained from you or any information which we have generated ourselves from such information:

7.3.1	to any actual or potential assignee, transferee or sub-participant or party with whom we intend to novate any Financing Document;

7.3.2	to any agency, security trustee, agent and/or arranger in connection with any financing by any such assignee, transferee or sub-participant;

7.3.3	in any listing particulars, prospectus or offering circular; and

7.3.4	to any other member of the group of companies comprising General Electric Company and its Subsidiaries and affiliates from time to time.

8	CONFIDENTIALITY

8.1	You will maintain the confidentiality of our Confidential Information and you will not use, disclose, copy, modify or destroy our Confidential Information (or permit others so to do) without our prior written consent.

8.2	You will notify us of any unauthorised use, misuse, disclosure, theft or other loss of our Confidential Information immediately upon becoming aware of same.

8.3	The existence and terms of the Business Finance Agreement are confidential and may not be disclosed by you without our prior written consent.

8.4	You must treat any information we give you as legally privileged and you will indemnify us against all claims, losses and costs arising from breach of your duty of confidentiality. We are not a credit reference agency.

8.5	The obligations under clauses 8.1 to 8.4 above shall survive the variation, expiry or termination of the Business Finance Agreement.

9	CONSEQUENCES OF AN EVENT OF DEFAULT

9.1	Upon or at any time after an Event of Default we may, in addition to any other rights which we might have, with or without notice to you:

9.1.1	immediately terminate the Business Finance Agreement and/or any Facility thereunder;

9.1.2	cancel our obligations under any one or more of the Financing Documents;

9.1.3	demand that you pay to us forthwith the Termination Service Charge and all other amounts payable by you to us under any of the Financing Documents and such other default or termination related commissions, costs, fees and expenses as we may from time to time advise you in writing, whereupon all such monies shall become so due and payable;

9.1.4	enforce our rights arising under any of the Financing Documents;

9.1.5	appoint investigative accountants to conduct an investigation of your business and assets, or for such other purpose as we may specify, the fees and costs of such investigative accountants to be for your account (and provided that to do so would not (in our discretion) breach any law or be materially prejudicial to us (acting reasonably and in good faith) and/or would not cause us to breach any duty of confidentiality we have with such investigative accountants), provide at your reasonable request and cost, a copy of such reports to you and/or Hyco International Inc.

10	INDEMNITY

10.1	You will fully indemnify us against any funding and all other losses, costs, demands and expenses or liabilities (including legal and other professional fees) which we may sustain or incur directly or indirectly as a result of:

10.1.1	obtaining the release of any of your assets from any Encumbrance or trust or enforcing such release or negotiating or entering into any priority or intercreditor agreement with any of your other creditors or any person providing us with any Encumbrance or guarantee;

10.1.2	taking Encumbrances or guarantees from any person, including a receiver or administrator;

10.1.3	exercising any of our rights or performing any of our obligations under, or enforcing, attempting to enforce or considering the enforcement of any Financing Document;

10.1.4	matters arising out of any breach by you of your obligations under the Data Protection Act 1998 and any analogous law;

10.1.5	your misuse of or damage to the Software;

10.1.6	the provision to or access by us of incorrect, incomplete or inaccurate Electronic Data;

10.1.7	our reliance on information in accordance with clause 17.15;

10.1.8	the occurrence of a Default.

10.2	Each of the indemnities in clause 10.1 above and in the Schedules to these GE Standard Terms constitutes a separate and independent obligation from the other obligations in the Business Finance Agreement, shall give rise to a separate and independent course of action, shall apply irrespective of any time or indulgence granted by us and shall continue in full force and effect notwithstanding any order, judgment, claim or proof for a liquidated amount in respect of any sum due under the Business Finance Agreement or any other judgment or order.

11	PAYMENTS AND CALCULATION OF INTEREST

11.1	All payments due from you to us under any Financing Document shall be made in cleared funds free and clear of any right of set-off or counterclaim and without deduction for or on account of tax or any other withholding or deduction. Where any deduction or withholding is required you shall pay us any additional amounts as shall be necessary to ensure that after the making of any deduction or withholding we receive a net sum equal to the sum we would have received had that deduction or withholding not been made or required.

11.2	Payments to you can only be made by BACS or CHAPS or such other method as we may at any time tell you. There will be no administration charge to you for payments by BACS. For payments by CHAPS you will pay our administration charge as we may advise you.

11.3	For payments made by you to us and for any Remittances received by cheque, you will pay our cheque administration fee as we may advise you.

11.4	Where interest is to be calculated under any Financing Document, it shall be calculated and accrue on a daily basis and shall be payable on the last Working Day of each month unless otherwise agreed and stated in the relevant Financing Document. We may compound unpaid interest with rests at such times as we may consider appropriate.

12	FOREIGN CURRENCY

Where any Facility includes payment or receipts in a currency other than euro:

12.1	we shall have the right to convert any of your obligations to us in an Approved Currency into euro and may then demand payment from you or debit such obligation or exercise set-off in euro. We shall use the rate of exchange notified by our bankers for the date that we make such demand, debit or set-off;

12.2	where any obligation of yours to us is shown in the Business Finance Agreement in euro or “its currency equivalent” this means that we can accept payment, exercise set-off or debit any account of yours with us in euro or in any Approved Currency at our discretion;

12.3	where we have to add together the balances on two or more accounts, recording transactions between you and us and such accounts are in different currencies, we will use the prevailing spot rate, as published by Standard Chartered Bank Plc or such other UK clearing bank as we shall determine; and

12.4	we may, at any time, remove any currency from the definition of Approved Currency by written notice to you.

13	COSTS, FEES AND EXPENSES

13.1	You will pay all costs, fees and expenses as specified in the Business Finance Agreement and in connection with complying with the Financing Documents.

13.2	You will pay us an arrangement fee for any variation of (or waiver under) any Financing Document or any additional service provided outside its scope.

13.3	Upon demand, you shall reimburse us for all costs, fees and expenses (including legal and other professional fees) together with VAT incurred by us in connection with the negotiation and execution of, the giving of any consents or the provisions of any release under, and the prosecution and/or enforcement of our rights under the Business Finance Agreement or any other Financing Document.

13.4	VAT, if applicable, will be added to all costs, fees and expenses payable under or pursuant to each of the Financing Documents.

14	SET-OFF

We may (and are hereby authorised by you to), at any time and without notice to you, combine and consolidate all or any of your accounts with us and set off any monies which we may at any time hold for your account in or towards satisfaction of any of your Liabilities. We shall not be obliged to exercise any of our rights under this clause which shall be without prejudice to and in addition to any right of set-off or other similar right to which we may at any time be entitled. Where any amounts due by you to us, including those prospectively and contingently due, cannot immediately be ascertained we may make a reasonable estimate.

15	INCREASED COSTS

15.1	Increased Costs and Reduction of Return

If we in our sole discretion determine that, as a result of (i) the introduction of, or any change in any law or in any treaty, directive or regulation (whether or not having the force of law) or the interpretation or application thereof or (ii) compliance with any request from or requirement (whether or not having the force of law) of any central bank or other fiscal, monetary or other authority made or imposed after the date hereof:

15.1.1	we (or any corporation controlling us with any capital adequacy or other prudential supervision requirement) incur(s) a cost in assuming or maintaining all or any part of any commitment under the Business Finance Agreement and/or in making, maintaining or funding all or any part of any Facility or any unpaid sum or that cost is increased; or

15.1.2	any sum received or receivable by us in respect of any Facility or the effective return to us under the Business Finance Agreement is reduced; or

15.1.3	we suffer a reduction in the rate of return on our overall capital below that which might reasonably have been anticipated at the date we agreed to make any Facility available and which we would have been able to achieve but for having assumed or maintained a commitment to make such Facility available under the Business Finance Agreement; or

15.1.4	we make any payment or forgo any interest or other return on or calculated by reference to the amount of any sum received or receivable by us in respect of any Facility; or

15.1.5	we incur a cost or increased cost, or suffer a reduction in any amount payable to us or in the effective return on our capital, or forego any interest or any other return as a result of the introduction of, changeover to or operation of the euro in any participating member state of the European Union;

you shall pay us on demand an amount sufficient to indemnify us against the relevant cost, increased cost, reduction, reduction in the rate of return, payment or forgone interest or other return.

15.2	Capital Adequacy

If we in our sole discretion determine that (i) the introduction of, or any change in, any capital adequacy regulation or in the interpretation or application thereof or (ii) compliance by us or any corporation controlling us with any capital adequacy regulation, affects or would affect the amount of capital, reserves or special deposits required or expected to be maintained by us or any corporation controlling us and (taking into consideration our policies or those of any corporation controlling us with respect to capital adequacy and our or their desired return on capital) we determine that the amount of such capital, reserves or special deposits is increased as a consequence of any Facility or other financial commitment or any other obligations under the Business Finance Agreement then, upon our demand you shall pay to us, from time to time as we may specify, additional amounts sufficient to compensate us for such increase.

16	DATA PROTECTION NOTICE

We hereby notify you and any individuals who are directors, partners or shareholders in you and any directors, partners or shareholders of any Associates of our intention, where we consider it necessary, to:

16.1	store and process information about such individuals on our computers (and on the computers of any other company in the group consisting of the General Electric Company and the General Electric Company worldwide group of Subsidiaries and affiliated companies (each a “group company”) and in any other way; this will be used by us land the other group companies) for credit or financial assessments preventing money laundering, fraud or other wrongdoing, making payments, recovering monies, training, preparing statistics and protecting our or their interests; group companies to which we may transfer information may be outside the EEA, particularly in the USA, where the level of data protection may not be equivalent to that in the United Kingdom; however any such transfer will be on the basis that each group company will always keep control of the information within the terms of this notice;

16.2	search such individuals’ record at a credit reference agency of our choice, which may show searches made and information given by other businesses; details of our searches will be kept by such agency and may be seen by other organisations that make searches with the agency: such individuals may obtain details of the credit reference agencies and other third parties from whom we obtain and to whom we may give information about them by calling us on 01737 841251 and asking for our Data Protection Officer; such individuals have a legal right to these details; such individuals can also obtain a copy of the information we hold about them by writing to our Data Protection Officer at GE Commercial Finance Limited, Enterprise House, Bancroft Road, Reigate RH2 7RT; a fee will be payable;

16.3	search such individuals’ record with a fraud prevention agency; if at any time they give us or procure the giving of false information to us and we suspect fraud we will record this;

16.4	give information about such individuals to (i) any of our group companies for the purposes stated in (i) above; (ii) any potential guarantor of your obligations to us so that it can assess such obligations; (iii) your bankers or any advisers acting on your behalf so they can carry out their services; (iv) people who provide a service to us (including insurers, legal and tax advisers) or are acting as our agents so they can carry out their services; (v) anyone to whom we may assign, transfer or sub-participate our rights and duties under any Facility to facilitate such assignment, transfer or sub-participation; (vi) anyone where the law so allows or we have a legal duty of disclosure or we need to protect our interests;

16.5	monitor and/or record telephone conversations with such individuals and you for training and/or security purposes;

16.6	approach such individuals in their official capacity for market research or direct marketing purposes. If such individuals do not wish to be approached they should contact our Data Protection Officer whose details appear above.

17	MISCELLANEOUS

17.1	We may novate or assign to any other party any or all of our obligations, rights and remedies under the Financing Documents and by signing the Business Finance Agreement you consent to such novation and/or assignment. Each Financing Document shall ensure for the benefit of our successors and assigns.

17.2	Except where the context otherwise requires, references to “we” or “us” shall include our successors, assignees and transferees in clauses and conditions conferring benefits and/or rights on us; in clauses and conditions imposing obligations on us, such references shall extend to such successors, assignees and transferees only if they shall specifically assume such obligations.

17.3	You will not, without our written consent, assign or charge any of your rights or benefits or delegate any of your duties under any Financing Document.

17.4	We shall not be liable to you for any consequential, secondary or indirect loss, injury or damage or any loss of or damage to goodwill, profits or anticipated savings (however caused). However, nothing shall operate to excuse us from liability to any extent caused by the fraud of any of our officers or from liability for personal injury or death caused by our negligence.

17.5	Unless we specifically agree otherwise, we shall not be liable for any loss, injury, damage or any failure to comply, or any delay in complying with our obligations hereunder, which is caused directly or indirectly by:

17.5.1	any downtime, unavailability, failure or malfunction of our website, any computer hardware, equipment, the Software or any other software, or of any telephone line or other communication system, service, link or equipment; whether our property or your property or that of any network provider or of any other party; or

17.5.2	any error, discrepancy or ambiguity in any Electronic Data.

17.6	We shall have no liability to you if we are delayed in or unable to perform our duties directly or indirectly because of an event of Force Majeure.

17.7	Any waiver or apparent waiver by us of any breach of any obligation or provision contained in any Financing Document cannot be treated as a general waiver or be construed as implying or establishing consent to any subsequent breach.

17.8	We may exercise all or any of the rights and remedies contained in the Financing Documents. They are not exclusive of each other or of any rights or remedies given to us by law. If we choose not to enforce or cannot enforce any term, this will not affect our right to enforce any other term or to enforce that term at a later date. Also, such rights and remedies shall not be affected if we compromise with any Debtor.

17.9	The Business Finance Agreement is considered by both you and us to be reasonable. Should any part of it be valid only if some other part were deleted then the Business Finance Agreement will apply as if it were so deleted. The remainder of the Business Finance Agreement will not be affected by such deletion.

17.10	Except where the Business Finance Agreement provides otherwise, changes to the Business Finance Agreement or any other Financing Document may only be made in writing and will only come into effect on the date stated in our written confirmation to you of such change or if no such date is stated upon our dispatching such confirmation.

17.11	Save as specifically provided in any Financing Document, the terms of any Financing Document may only be enforced by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

17.12	If at any time any one or more of the provisions of any Financing Document becomes invalid, illegal or unenforceable in any respect under any law, then the validity, legality and enforceability of the remaining provisions thereof shall not in any way be affected or impaired.

17.13	You will accept a certificate or a notice signed by our company secretary, director or any other authorised signatory of ours as being conclusive and binding, absent manifest error, as to all amounts payable by you under or in respect of any Facility that might be made available to you under the Business Finance Agreement or any other Financing Document.

17.14	You agree to be bound by the legal notices and disclaimers displayed on our website and the special Internet link to which you will be given access.

17.15	We may at all times rely upon any signature or any act or communication (including oral communication or e-mail) of any person purporting to act on your behalf and the same shall be binding upon you irrespective of their level or absence of authority. We may accept and act upon any information ostensibly sent by you even though it may originate from you or the sender had no authority to send it.

17.16	We may disclose to any potential assignee, transferee, sub-participant or any other person who may enter into or be proposing to enter into contractual relations with us in relation to any Financing Document such information about any Obligor or any other person as we see fit.

18	SERVICE OF NOTICES AND PROCESS

18.1	Except as stated to the contrary in the Business Finance Agreement, any written notice from us to you and any proceedings issued by us requiring service on you may be given or served by delivering it at or posting it to:

18.1.1	your address stated in the Business Finance Agreement or to such other address of yours advised to and acknowledged by us as being effective for the purposes of the Financing Documents; or

18.1.2	your registered office; or

18.1.3	the address last known to us at which you carried on business.

It may also be handed to any officer of yours. Such notice may also be given by facsimile transmission or electronic medium to your fax number or email address acknowledged by us for communication by such means.

18.2	Any such notice or process shall be considered served:

18.2.1	if delivered - at the time of delivery; or

18.2.2	if sent by post-5 Working Days from the time of posting; or

18.2.3	if sent by facsimile transmission or electronic medium-at the time of transmission; or

18.2.4 if handed over-at the time of handing over.

18.3	Any notice in writing by you to us under any Financing Document shall take effect at the time it is received by us at our registered office or at such other address we advise you of in writing for this purpose unless such notice is received on a day which is not a Working Day in which case it shall take effect on the next Working Day.

19	COUNTERPARTS

Any Financing Document may be executed in any number of counterparts and by different parties on separate counterparts each of which, when executed and delivered, shall constitute an original and all the counterparts together shall constitute but one and the same instrument.

20	LAW AND JURISDICTION

20.1	Our relationship with you is to be governed and interpreted by English law. You irrevocably agree for our benefit that the English courts shall have jurisdiction to hear and determine any suit; action or proceeding, and to settle any disputes, which may arise out of the Financing Documents and, for such purposes, irrevocably submit to the jurisdiction of the English courts.

20.2	The submission to the jurisdiction of the English courts shall not (and shall not be construed so as to) limit our right to take proceedings against you in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

INVOICE FINANCE SCHEDULE

1	INTRODUCTION

This Schedule sets out the standard terms and conditions relating to any Invoice Finance Facility we may have agreed to make available under the Business Finance Agreement. These terms and conditions apply to all Debts (including Scottish Debts) as are specified in the Business Finance Agreement. We may at any time reduce the scope of the Debts to which the Invoice Finance Facility applies.

2	START AND LENGTH OF RELATIONSHIP

The Invoice Finance Facility shall start on the Commencement Date and will run for the Term. After the end of the Term our relationship with you will continue until terminated by either of us by written notice to the other of not less than the Notice Period. Such notice may be given at any time, even during the Term, provided it runs out at or after the end of the Term. During any period of notice you must continue to comply with all your obligations to us, including delivering Notifications to us.

3	OWNERSHIP OF DEBTS AND NOTIFICATIONS

3.1	By signing and delivering the Business Finance Agreement to us you assign to us the ownership of all Debts Outstanding as at the Commencement Date and all Debts created thereafter. Each Debt created after the Commencement Date shall belong to us the moment it is created without any further formality on the part of either you or us.

3.2	As soon as possible on or after the Commencement Date you will deliver a Notification in respect of each Debt Outstanding as at the Commencement Date together with its Associated Rights. In respect of each Debt coming into existence after the Commencement Date, you must include such Debt (other than a Non-Notifiable Debt unless otherwise required by us) on a Notification to be sent to us immediately each Contract of Sale has been completely performed.

3.3	Each Notification of Debts shall be in the form of Electronic Data and shall be deemed to contain the following notice to us from you:

“We hereby guarantee that in relation to the Debts referred to herein the warranties contained in the Business Finance Agreement and the GE Standard Terms between us for the purchase of Debts have been complied with and in particular the Goods and/or services have been delivered and/or fully performed prior to the date hereof”.

3.4	In relation to any Scottish Debts you shall at any time, at our request and at your expense, execute and deliver to us a formal written assignation thereof and do all such things as are necessary to complete such assignation including, without limitation, intimating it to all concerned parties and delivering to us any instrument’ as security included in the Associated Rights, in each case duly executed by the relevant authorised person(s).

4	PURCHASE PRICE OF DEBTS

The Purchase Price of any Debts purchased by us will be the Notified Value of such Debt less any Discount, Service Charge and the amount of any other Liabilities, adjusted to take account of:

4.1	the amount received by us towards the discharge of any such Debt; and

4.2	Debtors’ prompt settlement discounts and any other deductions, abatements or set-offs later claimed by Debtors.

5	OUR ACCOUNTS

5.1	By close of business on the next Working Day following receipt of each Notification, we shall credit the Notified Value of all properly Notified Debts to the Asset Account. We may refuse to make such credit or reverse any previous credit if any information required to be sent with your Notification is unsatisfactory or missing.

5.2	Provided that no Event of Default has occurred:

5.2.1	we will normally, at your request, pay you any credit balance on your Current Account but at our discretion we may withhold an amount equal to the amount of your Liabilities;

5.2.2	you may also take payments from your Current Account even if it then goes into debit.

5.3.

Notwithstanding paragraph 5.2.2, the debit balance on your Current Account must not exceed your Availability. We will not make Advances in respect of Unapproved Debts or Non-Notifiable Debts. Should an

Outstanding Debt become an Unapproved Debt, your Availability will immediately be reduced. This may also result in negative Availability.

5.4	If at any time the debit balance on the Current Account results in negative Availability or exceeds the Current Account Limit or the Aggregate Current Account Limit is exceeded you must immediately pay us the excess.

5.5	When we receive any Remittance, which we identify as relating to you, we will debit its value to the Asset Account and credit it to your Current Account. The balance on your Current Account will reflect the Purchase Price of Debts and any other sums credited by us to you less any Advances made to you and any other sums debited by us.

5.6	We will send or provide you with regular statements of your accounts with us.

6	DISCOUNT AND CHARGES

6.1	The Discount to be deducted in calculating the Purchase Price of Debts will be calculated at the rate shown in the Business Finance Agreement on the amount of all Advances in respect of Outstanding Debts. Any debit to the Current Account shall be treated as an Advance for the purpose of working out the Discount, which shall be calculated daily on the adjusted debit balance on the Current Account. Each Advance shall be treated as being debited on the day we initiate its payment to you. In working out such adjusted debit balance any Remittance credited to the Current Account shall not be taken into account for the purposes of calculating the Discount until the expiry of such number of Working Days after the date of such credit as are specified in the Business Finance Agreement for clearing the relevant type of credit. Discount shall be debited monthly to the Current Account.

6.2	We shall be entitled to a Service Charge as shown in the Business Finance Agreement. Any Service Charge calculated as a percentage of the Notified Value of the Debt or by reference to the Debt shall be debited to the Current Account when the Debt is Notified to us. Any fixed sum Service Charge shall be debited to the Current Account at the end of each month and pro rata per part thereof. No refund of any Service Charge or of any other fees and expenses paid by you will be made.

6.3	You will immediately pay us any shortfall between the Minimum Service Charge and the Service Charges debited to your Current Account. If at any time we consider such shortfall likely we may immediately debit it to the Current Account.

6.4	If the Invoice Finance. Facility is terminated prior to the last day of a period for which the calculation of the Minimum Service Charge is to be made, on the last day of that period you will pay us an amount equal to any shortfall between the Minimum Service Charge for that period and the Service Charges so far debited to your Current Account during that period.

6.5	Subject to paragraph 2, should you wish to terminate the Invoice Finance Facility but give us notice of less than the Notice Period we may, but shall not be obliged to, agree to your request. Any such agreement will be subject to an early termination fee calculated on the basis that, for each month or part of a month that your notice falls short of the Notice Period, you must pay the higher of:

6.5.1	the monthly average of the aggregate of (i) the Service Charges and (iii) the Discount Margin over the six calendar months preceding our acceptance of your request (or, if the Invoice Finance Facility has not run for six months, such monthly average over the calendar months for which it has run); and

6.5.2	the monthly fee calculated by reference to the Minimum Service Charge plus the monthly average of the Discount Margin over the six calendar months preceding our acceptance of your request (or, if the Invoice Finance Facility has not run for six months, such monthly average over the calendar months for which it has run).

6.6	You will pay charges at our standard rates for banking services provided in connection with the operation of the Invoice Finance Facility including, without limitation, for:

6.6.1	collecting any Remittances in a currency other than euro;

6.6.2	collecting Remittances in euro drawn on a bank outside Germany; and

6.6.3	dealing with dishonoured Remittances.

6.7	Should you take payments from us in excess of your Availability, then we may also make an additional facility charge until the excess is repaid. This will not affect any other rights we may have.

7	CHANGES AND DECISIONS

7.1	Each of the Debtor Concentration Percentage and the Advance Period may at any time be changed by us with immediate effect acting reasonably. We will advise you of such changes.

7.2	We may hold special reserves as we consider appropriate against retrospective discounts due to Debtors and against contra-accounts relating to your purchase ledger.

8	CONFIDENTIAL INVOICE FINANCE - UNDISCLOSED AGENCY

The provisions of this paragraph 8 apply so long as the nature of the Invoice Finance Facility, in relation to any Debts or Debtors, is for the provision of confidential invoice finance on an undisclosed agency basis (and we undertake not to alter the undisclosed agency basis of this facility without your prior written consent or unless in our reasonable opinion and acting in good faith a Default has occurred. In either case, we shall notify you of any such disclosure promptly thereafter.).

Whilst such basis continues:

8.1	As the purchaser of the Debts we have the sole right to collect and enforce payment of them in whatever way we see fit. Until we exercise our rights under paragraph 8.5 you must, at your expense, collect Debts and manage Debtors’ accounts for us as our undisclosed agent. You are not our agent for any other purpose.

8.2	You must ensure that all Debts are promptly and correctly recorded in your Accounting Records and that your sales ledger control bears a conspicuous notation that Debts have been sold to us.

8.3	We or any party nominated by us may communicate (and purport to act on your behalf) with Debtors for the purpose of Debt verification. You will provide us with every assistance we or such party may require and you hereby authorise us to disclose our identity if we are required to do so by law or at the request of the Debtor.

8.4	You must act promptly and efficiently when carrying out your duties as our agent and, in any event, strictly in accordance with any instructions we give to you.

8.5	We may at any time vary or cancel the terms of your agency as we see fit. If we cancel your agency we will give notice (in such form as we decide) to each Debtor that we are the owner of all your present and future Debts together with payment directions. If we have not by then told you of the cancellation of your agency, such notice to Debtors will act as a cancellation of your agency.

8.6	After the cancellation of your agency the provisions of paragraph 10 shall come into effect by way of variation of the relevant provisions of paragraph 8.

9	DISCLOSED INVOICE FINANCE

Subject to our undertaking in clause 8 above, we may at any time require, in relation to any Debts and Debtors, that all or part of the Invoice Finance Facility shall be operated on a disclosed basis. If we do so require or it is otherwise agreed between us that all or part of the Invoice Finance Facility shall be operated on a disclosed basis the following provisions shall apply:

9.1	On each invoice, statement of account and all copies a notice of assignment of each such Debt to us (using wording provided by us) must appear together with instructions to pay us via your agency. Notices of assignment must not appear on credit notes.

9.2	We may at any time require you to deliver original invoices, credit notes and statements to us for onward dispatch to such Debtors at your expense.

9.3	The agency in paragraph 8 shall become a disclosed agency.

9.4	You will:

9.4.1	instruct any solicitor acting in legal proceedings relating to such Debts to report to us, if we so require, at each stage, at your expense; and

9.4.2	not engage any solicitor generally to act in the conduct of legal proceedings relating to such Debts without our prior approval.

10	EFFECT OF CANCELLATION OF AGENCY

This paragraph 10 comes into effect on the cancellation of your agency under paragraph 8.5 so as to vary the relevant provisions of paragraph 8. After such cancellation of your agency to administer accounts or collect Debts:

10.1	You must not say you are our agent.

10.2	We will have the sole right to collect and enforce payment of all Debts in whatever way we see fit. You will nevertheless at all times fully co-operate with us and, as we may direct, help us to collect Debts.

10.3	If we have not already given notice to each Debtor that we are the owner of all present and future Debts in accordance with paragraph 8.5, you must immediately give each Debtor notice to such effect (using wording provided by us) together with payment directions.

10.4	You must immediately send us your Accounting Records relating to Debts.

10.5	We will maintain your Debtors’ accounts in the form of a sales ledger and may contact Debtors in our name in relation to all matters concerning the Debts.

10.6	You must make sure Debtors pay all their Debts to us or as we direct; we will undertake the procedures for collection of Debts, including their payment to us.

10.7	We may settle, conduct or abandon any collection activity and you will be bound by our actions and decisions.

10.8	We can at any time grant time or other indulgence to, or compromise claims with, any Debtor without discharging you from your obligations to us. We can likewise accept payment from a Debtor which is less than the Notified Value of the Debt.

10.9	We may start, defend or compromise any legal proceedings and you will be bound by our actions and decisions; the proceedings may be in our or your name. You will give us all assistance we may ask for in reviewing your records and gathering evidence and will make sure that those witnesses we need who are employees or officers of yours will attend court; we may use an alternative dispute resolution procedure such as mediation or arbitration on terms that we alone decide are appropriate.

10.10	We can repay to a Debtor any credit balance shown on its account, the amount of such repayment to be debited to the Current Account.

10.11	You will be responsible for paying our Service Charge at a rate of up to three per cent and all costs (including internal management costs), expenses and fees incurred or settled by us for collecting or attempting to collect any Debt from the moment that we threaten proceedings.

10.12	We may require you to give us such security for any costs, expenses and fees as we think appropriate or we may debit your Current Account or create a reserve against your Availability.

10.13	If you request us not to issue or continue with proceedings for a Debt, we may agree to your request but shall not be obliged to do so; such decision shall be entirely at our discretion.

11	FOREIGN CURRENCY

If it is agreed that the Invoice Finance Facility includes payment in a currency other than euro:

11.1	if Debts are expressed in different currencies, each currency must be separately Notified to us;

11.2	we will pay the Purchase Price (including any Advance) in the currency of the Debt and you will pay us a fee equivalent to all fees, commissions and charges which our bankers would normally charge for making payment in the foreign currency concerned;

11.3	if a Debtor sends us a Remittance in a currency other than that of the Debt, we shall convert the Remittance to the currency of that Debt. You will be responsible for all bank charges, fees and commissions incurred in such conversion together with all resulting exchange rate losses;

11.4	when you Notify a Debt to us you will be treated as warranting to us that the invoice is expressed in euro or an Approved Currency in accordance with the Contract of Sale and that the Debtor has all authorities and permissions necessary to discharge the Debt by its due date in euro or such Approved Currency;

11.5	where any account of yours with us is kept in a currency other than euro the definition of Base Rate for the purposes of calculating the Discount and any other charges in respect of that currency shall be the rate at which it would cost us to borrow such currency from our bankers as certified by us (whether or not we actually have to borrow).

12	REASSIGNMENT AND RECOURSE

12.1	We may at any time Reassign to you an Unapproved Debt or we may exercise Recourse in respect of it.

12.2	We shall continue to own all Debts to be Reassigned until we receive payment in full of the price for their Reassignment. Upon such payment in full, we shall transfer them back to you.

12.3	You will fully indemnify us against any funding and all other losses, costs, demands and expenses or liabilities (including legal and other professional fees) which we may sustain or incur directly or indirectly as a result of taking any assignment or Reassignment of Debts or Associated Rights or giving notices of assignment or Reassignment.

13	TRUSTS AND OTHER OBLIGATIONS

13.1	You will hold all Remittances that you receive on trust for us. We may give notice to anyone that such trust exists.

13.2	When you receive a Remittance you must:

13.2.1	immediately hand it over to us or pay it into such bank account as we tell you;

13.2.2	not deal with, negotiate or pay it into any other account, including your own bank account;

13.2.3	give us any advice received with the Remittance if we so request;

13.2.4	endorse any Remittance, if this is needed so that we can obtain payment.

13.3	If we do not become the owner of any Debt you will hold such Debt on trust for us, free from all Encumbrances. In addition, in relation to Scottish Debts, the provision of paragraphs 13.4 and 13.5 apply.

13.4	In relation to all Scottish Debts, this paragraph 13.4 contains a declaration of trust by you in favour of us. You are constituted the trustee of that trust, and we are the beneficiary. The trust property, which as trustee you hold on trust for us, is as specified in this paragraph. By signing the Business Finance Agreement, it is hereby acknowledged between us that the trust exists and that the property which is and will be the trust property is known to both of us. Accordingly, together we and you agree:

13.4.1	from the moment you receive any Remittance relating to a Scottish Debt you will hold it in trust for us as part of the property of the trust created by this paragraph 13.4, and you will pay it into such account as we specify from time to time;

13.4.2	all Scottish Debts purchased or to be purchased by us under the Business Finance Agreement shall be the property of this trust except where, or until, we have a complete and unencumbered title thereto in accordance with Scottish law. In the case of Scottish Debts existing at the Commencement pate, they shall become trust property on the Commencement Date and, in the case of all other Scottish Debts, they shall become trust property as soon as they come into existence;

13.4.3	we may give notice to anyone that the trust described in this paragraph 13.4 exists and you, shall give like notice if we ask you to;

13.4.4	the giving of a Notification to us shall constitute notice to us that those Scottish Debts in existence, as specified in that Notification, have become trust property, except where we already have a complete and unencumbered title thereto.

13.5	We may at any time call upon you as trustee to transfer legal title to us of all or any of the trust property, and you shall do so. This will remain the case even if the Business Finance Agreement has been ended for any reason. As trustee, you irrevocably appoint us and our directors, company secretary, and other officers, at any time, jointly and each of them severally to act in our own interest as your attorneys, whether you are at the time Insolvent or not as we think fit in order to do any of the following:

13.5.1	to agree to and accept and act upon any call made on you under this paragraph 13.5;

13.5.2	to grant, sign, create and deliver any assignation, conveyance, intimation or any other deed or instrument necessary or desirable, in our discretion, to give us, as beneficiary of the trust, a real right in our own name to the whole or any part of the property of the trust, and generally to bind you as trustee;

13.5.3	to sign or endorse any document necessary or in our view desirable to give us the benefit of or right to any trust property;

13.5.4	to conduct, defend or compromise any legal proceedings in relation to the trust or trust property in your name as trustee or in our name; and

13.5.5	to take all other steps that we consider necessary, and you shall ratify and confirm whatever shall be lawfully done under these powers.

13.6	You must promptly tell us about all Returned Goods and must set these aside and mark our name on them as the owner, if we ask you to do so. You will deliver all Returned Goods and any Associated Rights to us, or deal with them as we direct. We may take possession of or sell any of them on such terms and at such prices as we consider appropriate. We shall credit the net proceeds towards the discharge of the relative Debts. We may, without notice but at all times acting reasonably, enter any premises where we believe any Returned Goods or Associated Rights are kept.

14	WARRANTIES RELATING TO DEBTS

14.1	Debts Generally

In respect of each Notified Debt you will be deemed to have given the following warranties to us both at the date of Notification and at all other times whilst such Debt is Outstanding:

14.1.1	all the particulars contained in the Notification are correct and complete and the Debt has not been previously Notified to us;

14.1.2	the Debt relates to an actual and bona fide sale and Delivery of Goods to the Debtor or services completely performed for the Debtor and is evidenced by an invoice;

14.1.3	payment of the Debt in full will be legally enforceable against the Debtor to whom the invoice is addressed in an Approved Territory;

14.1.4	you have the absolute right to transfer the Debt to us free from any Encumbrance, trust or any tracing or other third party rights adversely affecting the Debt or the Goods;

14.1.5	the Debtor has an established place of business in an Approved Territory;

14.1.6	our ownership of the Debt or the transfer to us of information about a Debtor will not violate any applicable laws or agreement;

14.1.7	the Notified Value of the Debt is the amount due in respect of that Debt under the Contract of Sale and any agreed prompt payment. Discount does not exceed that shown in the Business Finance Agreement;

14.1.8	all sums due or obligations owed by you or any other person to the Debtor have been paid or performed and neither you nor any other person has any other obligations towards the Debtor which, in either case, could reduce the amount payable to us for the Debt;

14.1.9	no right or claim (whether valid or alleged) exists which will reduce or extinguish the Notified Value of the Debt or affect our ability to collect the Debt in full;

14.1.10	the correct name and address of the Debtor and any required purchase order number appear on each invoice or credit note; on any documents evidencing the Debt and on the Notification;

14.1.11	the Debtor has all the consents and certificates necessary in order to pay the Debt to us;

14.1.12	the invoice or credit note identifies the currency for payment as an Approved Currency; and

14.1.13	the Debt is a Debt to which the Invoice Finance Facility applies.

14.2	Export Debts

In respect of Export Debts, you shall be deemed to have given the following additional warranties at the same times as specified in paragraph 14.1:

14.2.1	the Debtor has all authorities, licences and permits necessary for the lawful purchase, import and payment for the Goods in each Approved Territory by their due date for payment either to you or, following a notice of assignment, to us; and

14.2.2	the export of the Goods and the payment by the Debtor for such Goods is not unlawful under any applicable laws.

15	UNDERTAKINGS RELATING TO DEBTS

15.1	Debts Generally

In respect of Debts generally, you undertake:

15.1.1	to make sure the payment and settlement discount terms for each Debt do not differ from those appearing in the Business Finance Agreement and that these terms appear on every invoice and all copies;

15.1.2	after Notifying us of a Debt, not to cancel or vary any Contract of Sale or any payment terms or settlement discounts without our written consent:

15.1.3	to make sure that every Contract of Sale shall:

(a)	only be made in the ordinary course of your trading activities as disclosed to us before the Commencement Date;

(b)	be subject to German law;

(c)	provide for payment by the Debtor to be in on Approved Currency;

(d)	not include any prohibition against assignment of the Debt;

15.1.4	not to enter into (or allow any Associate to enter into) any agreement for the factoring, charging, declaring in trust or discounting of Debts (whether or not covered by the Business Finance Agreement) with any other party or any arrangement prejudicial to our outright unencumbered ownership of Debts;

15.1.5	to tell us immediately you become aware of:

(a)	details of any adverse credit or other information about a Debtor;

(b)	any holder of rights of ownership over Goods making any claim;

(c)	all retrospective or quantity discount structures agreed with Debtors and all discounts to which a Debtor is entitled which have not been taken;

15.1.6	promptly when asked:

(a)	to give us such information about your Debtors as we may specify;

(b)	to give us evidence (including proof of Delivery) satisfactory to us of any order and the completion of any Contract of Sale;

(c)	to exercise all rights of an unpaid seller of Goods, including any reservation of title;

(d)	to Notify us separately to such ledger account, as we may advise to you, of the details of all Non- Notifiable Debts and of all Remittances (and/or credit notes or other dilutions) in respect thereof;

15.1.7	to perform all your obligations to each Debtor and, if we ask, to give evidence of such performance;

15.1.8	promptly to inform us if you become aware of any breach of your warranties relating to Debts under paragraph 14;

15.1.9	to obtain a signed proof of dispatch (or, in the case of manpower service Clients, signed timesheets) for each Debt, each of which will be held to our order (along with any proof of delivery which may be obtained);

15.1.10	to ensure that any debt collection or credit management agency used by you will acknowledge, in a form acceptable to us, our ownership of Debts;

15.1.11	to ensure that your company registration number, VAT registration number (if any) and your credit terms appear on all invoices; and

15.1.12	to ensure that the terms of Contracts of Sale with Debtors are not amended without our prior written consent.

15.2	Export Debts

The following additional provisions apply in respect of Export Debts:

15.2.1	We may require you at any time to deliver to us and not to the Debtor, the original (and as many copies as we may require) of each invoice, credit note, bill of lading (drawn to order and blank endorsed), airway bill, customs form, commercial and consular invoice, certificate of origin, insurance document, bill of exchange, draft or negotiable instrument, and such other documents as we may require for the enforcement of our rights. Upon receipt we shall forward them at your expense to the Debtor (or such other persons or organisations as are appropriate).

15.2.2	We may sell, assign or otherwise transfer an Export Debt to any factoring company outside Germany that we may choose for the purpose of collections (unless you have our agency to collect such Debts). Payment of an Export Debt to any such foreign factor shall not be treated as receipt by us for the purposes of the Invoice Finance Facility nor shall we have any liability in respect thereof until the proceeds have been received by us. You will carry out any additional procedures required by any such foreign factor.

15.3	Debts arising from sales to countries other than those in an Approved Territory are not eligible for funding.

16	INFORMATION REQUIREMENTS RELATING TO DEBTS

16.1	You will let any of our employees, representatives or agents (or following an Event of Default, investigative accountants) at all reasonable times to enter any business premises or locations under your control in order to:

16.1.1	inspect Goods, stocks, Contracts of Sale and evidence of their performance:

16.1.2	verify, check and obtain copies of all Accounting Records, orders, correspondence and such other documents as we require; and

16.1.3	provide access to your facilities and management personnel.

16.2	You will provide to us on a monthly basis by no later than the 15th of the following month (or by such other dates) or we may specify from time to time), the following:

16.2.1	an aged analysis of Debts identifying:

(a)	those Debtors’ accounts which are either in Dispute or have been passed to solicitors, debt collectors or other third parties for collection;

(b)	unallocated Remittances;

(c)	all Unapproved Debts;

(d)	all Non-Notifiable Debts;

(e)	all Debts which are not Debts to which the Invoice Finance Facility relates;

16.2.2	a reconciliation in the format we advise you reconciling the aged analysis of Debts in paragraph 16.2.1 to the last monthly Asset Account statement;

16.2.3	a purchase ledger correct to the last day of the preceding month;

16.2.4	a report on the accumulated value of retrospective discounts due to Debtors, and at any time, any other information we may ask for.

16.3	You will provide us, in a form acceptable to us, on the next Returns Due Date after each three monthly period with, at our discretion, either:

16.3.1	copies of Debtors’ statements correct to the last day of the preceding month; or

16.3.2	an open item listing of all Outstanding Debts together with a name and address listing in respect of all Debtors.

16.4	If it is agreed in the Invoice Finance Facility that we will provide Collection Services, the provisions of paragraph 16.2 and 16.3 will be inoperative for so long as we provide those Collection Services.

16.5	You will provide us, within two Working Days of receipt, copies of all bank statements for all your active bank accounts.

16.6	You will comply with the Data Protection Act 1998 and/or any analogous law, including but not limited to:

16.6.1

informing any Debtors who are data subjects (as defined in the Data Protection Act 1998) (including principals, sole proprietors, companies or partnerships and the directors, shareholders of those businesses) about the transfer and processing of their personal data for the purposes of the Invoice

Finance Facility and if necessary obtaining their consent to such transfers and processing including the making of searches with our credit reference and fraud prevention agencies; and

16.6.2	maintaining technical and organisational measures against unauthorised or unlawful processing of such personal data and against accidental loss or destruction of, or damage to, personal data,

and will also provide us, in a form acceptable to us, on the next Returns Due Date after each three monthly period, a list of Debtors who are data subjects.

17	DISPUTES RELATING TO DEBTS

17.1.	If any Dispute arises:

17.1.1	you must promptly give us full details and copies of all correspondence; and

17.1.2	you must do your best promptly to settle it, failing which we may settle it on such terms as we decide, acting reasonably and in good faith.

17.2	If you receive or are advised of a valid claim by a Debtor you must promptly raise a credit note for the gross amount of such claim, promptly deliver such credit note to the Debtor and include it on a Notification delivered to us together with a copy of the credit note. The amount of every credit note will be debited to the Asset Account.

17.3	Notwithstanding paragraph 17.2, we may at any time require you to send credit notes to us for our approval. We may then dispatch any credit notes approved by us to the relevant Debtors. Such additional service may incur a handling fee. We may also at any time require you to simultaneously send us a cheque for the value of each credit note Notified to us.

17.4	Pursuant to paragraph 15.1.7 we may at any time ask you to give us evidence of the performance by you of all your obligations to each Debtor, and if you fail to perform those obligations, we may do so as your agent and at your expense.

17.5	You will fully indemnify us against any funding and all other losses, costs, demands and expenses or liabilities (including legal and other professional fees) which we may sustain or incur directly or indirectly as a result of dealing with Disputes by Debtors or any matters arising out of such Disputes.

18	EVENTS OF DEFAULT

Upon or at any time after an Event of Default, in addition to all our other rights under any of the Financing Documents, we may, with or without notice to you, do any or all of the following:

18.1.1	cancel any agency you may have under the Invoice Finance Facility to collect Debts and manage Debtors’ accounts;

18.1.2	increase the Discount Margin by two per cent;

18.1.3	charge a discretionary monitoring fee of one per cent of all Debts thereafter Notified to us upon their Notification;

18.1.4	reduce the Advance Percentage to zero or such other figure as we may decide:

18.1.5	designate all or any Outstanding Debts as Unapproved Debts:

18.1.6	make a special reserve against the Current Account of such level as we think we may need in order to cover your Liabilities;

18.1.7	combine all your Current Accounts (if you have more than one);

18.1.8	demand that you pay us immediately:

(a)	any debit balance on the Current Account or the combined Current Accounts;

(b)	Discount accrued but not yet debited;

(c)	an amount equal to all credit balances on Debtors’ accounts; and

(d)	the amount of any Liabilities to the extent not yet debited to the Current Account;

18.1.9	allow ten Working Days (in the case of cheques) and two Working Days (in the case of electronic payments) before crediting Remittances to the Current Account;

18.1.10	deliver a notice of Reassignment to you of any or all Outstanding Debts;

18.1.11	immediately debit your Current Account with the Termination Service Charge.

19	TERMINATION OF INVOICE FINANCE FACILITY

19.1	Upon the termination of the Invoice Finance Facility for whatever reason:

19.1.1	we shall cease to be obliged to purchase any Debts for which a Notification has not been received prior to such date of termination in accordance with the terms of this Agreement, provided that we shall continue to be obliged to purchase all Debts the subject of a Notification received prior to such date of termination;

19.1.2	you will be responsible for all credit balances on Debtors’ accounts and indemnify us in respect of all claims by Debtors for them to the extent that we have not dealt with them through the Current Account; and

19.1.3	we shall pay you any credit balance on the Current Account less the amount of your Liabilities but allowing at least ten calendar days for cheque clearances,

and at any time after termination of the Invoice Finance Facility after the occurrence of an Event of Default:

19.14	we shall be under no obligation to purchase Debts not purchased prior to such date of termination whether or not a Notification has been received in respect of such Debts prior to such date of termination. All outstanding indebtedness owing to us shall become immediately due and payable with effect from such date of termination.

19.2	if you fail forthwith to pay the price under paragraph 19.1.1 and we have not already done so upon or at any time after an Event of Default, we may do any or all of the following:

19.2.1	debit the Current Account with a monitoring fee of one per cent of Outstanding Debts at the date of termination of the Invoice Finance Facility;

19.2.2	immediately debit your Current Account with the Termination Service Charge; and

19.2.3	increase the Discount Margin by two per cent to reflect our increased risks.

19.3	Should we terminate the Invoice Finance Facility following an Event of Default then you will pay to us an early termination fee equivalent to the Service Charge and Discount Margin that would have been earned by us from the date on which we terminated the Invoice Finance Facility to the date falling on the final day of the Term of Notice, or the final day of the Term, whichever occurs later, in either case calculated as the higher of the amounts stated in paragraph 6.5.1 and paragraph 6.5.2.

19.4	Except as otherwise provided, the termination of the Invoice Finance Facility shall not affect the respective rights and obligations of you and us in respect of:

19.4.1	any Debts which shall have come into existence prior to its termination; or

19.4.2	all transactions or events having their inception prior to the termination of the Invoice Finance Facility, including the continuation of Discount and our rights to set off monies or combine accounts.

Such rights and obligations (including the continuation of the Discount, if applicable) shall remain in full force and effect until all monies due from you shall have been received by us and all monies due from us to you shall have been paid.

INVOICE FINANCE SCHEDULE - ANNEX A COLLECTION SERVICES

This section has been deliberately omitted.

INVOICE FINANCE SCHEDULE - ANNEX B PARTNERSHIP

This section has been deliberately omitted.

INVOICE FINANCE SCHEDULE - ANNEX C SOLE TRADER

This section has been deliberately omitted.

CREDIT PROTECTION SCHEDULE

1	INTRODUCTION AND DEFINITIONS

1.1	This Schedule sets out the standard terms and conditions relating to Credit Protection which we may have agreed to make available in respect of the purchase of Debts under the Business Finance Agreement.

1.2	For the avoidance of doubt, we are not hereby carrying out a contract of insurance. Claims in respect of Credit Protected Debts may only be made if the relevant Debtor becomes Insolvent and the Business Finance Agreement has not been terminated for any reason.

1.3	Save as otherwise provided in any Financing Document, the following words and expressions have the following meanings in this Schedule:

Agreed Percentage: in relation to any Approved Credit Protected Debt, the agreed percentage thereof which is covered on the Insolvency of any relevant Debtor as specified in the Business Finance Agreement.

Approved Credit Protected Debt: a Credit Protected Debt or that part of a Credit Protected Debt of a Debtor, the Notified Value of which, when aggregated with the Debtor Balance at any time, does not exceed the relevant Credit Limit and which is not and has not become Unapproved, and “Approved” shall be construed accordingly. No Credit Protected Debt, the Notified Value of which is the First Loss Amount (if any) or less shall be an Approved Credit Protected Debt and that part of any other Credit Protected Debt which is equal to the First Loss Amount (if any) shall likewise not be Approved.

Credit Decision Advice: a notice from us to you setting out the agreed Credit Limit in respect of Debtors and other relevant information.

Credit Limit in respect of any Debtor whose Debts you wish to become Credit Protected Debts, such credit limit as may be established by us by a Credit Decision Advice given to you or, if you have been given Discretionary Limit Approval, the Discretionary Limit.

Credit Protected Debt: if we have agreed to provide Credit Protection, each Debt due from a Debtor, not being an Unapproved Debt or a Non-Notifiable Debt, in respect of which we have established a Credit Limit.

Credit Protection Application: an application by you for Debts to become Credit Protected Debts in a form specified by us and setting out:

1)	details of your Debtors;

2)	the amount of the Credit Limit you are seeking;

3)	the terms on which you are supplying your Debtors; and

4)	any other information specified by us.

Credit Terms for Discretionary Approval: the credit terms specified in the Business Finance Agreement that the credit terms of all Debts subject to Discretionary Limit Approval should not exceed.

Discretionary Limit: the financial limits set out as the discretionary limit in the Business Finance Agreement (if any) or in any discretionary approval letter from us to you.

Discretionary Limit Approval: if provided for in the Business Finance Agreement or a subsequent discretionary approval letter from us to you, authority to establish credit limits yourself up to the Discretionary Limit to enable Debts of certain Debtors to become Credit Protected Debts under the terms set out in the Business Finance Agreement, this Schedule and in any discretionary approval letter.

First Loss Amount: the amount (if any) specified as such in the Business Finance Agreement being the first loss amount up to which

Credit Protected Debts of any Debtor shall not be Approved Credit Protected Debts.

Minimum Threshold for Discretionary Approval: the minimum threshold for Debts (if any) set out in the Business Finance Agreement, below which the Discretionary Limit shall not apply.

Unapproved Credit Protected Debt: a Credit Protected Debt purchased by us:

1)	which is not or is no longer an Approved Credit Protected Debt or has become an Unapproved Debt (save as a result of the relevant Debtor becoming Insolvent); or

2)	title to which is, pursuant to any arrangement made between you or any third party nominated by you and us, transferred by us to you or a third party; or

3)	which is Outstanding at or arises after the date of the occurrence of any Event of Default; or

4)	which is Outstanding at the Commencement Date (save, where, in respect of specified Debts, we give notice disapplying this paragraph (4));

5)	without limiting (3) above:

(a)	which had remained Outstanding for more than 60 days after its due date but which had not been notified to us in accordance with paragraph 6 of the appendix (Credit Protection) to the Invoice Finance Schedule; or

(b)	which arose from a supply of Goods or services made after the first date on which you had knowledge that the affected Debtor was in financial difficulties or had knowledge of any circumstances which could in the reasonable opinion of a prudent uninsured give grounds for belief that the affected Debtor might not, or might be unable to, perform or comply with its obligations under a Contract of Sale with you and (without limitation) did not arise from any such supply made at a time when any Debt from the affected Debtor had remained owing for more than 60 days after its due date, and “Unapproved” shall be construed accordingly.

2	CREDIT LIMITS

2.1	If you wish us to arrange for the Debts of any particular Debtor to be Credit Protected Debts you shall provide us with a Credit Protection Application in respect of such Debtors. We may also agree to give you Discretionary Limit Approval on the terms of which you may yourself establish Credit Limits in respect of specific Debtors up to the Discretionary Limit.

2.2	We may from time to time, in our absolute discretion, establish, withdraw or vary a Credit Limit in respect of any particular Debtor by a Credit Decision Advice given to you. Any such Credit Decision Advice shall have immediate effect save in respect of Goods which have already been delivered and/or services already rendered to such Debtor. Without prejudice to any other provisions of the Business Finance Agreement, no new Credit Limit shall be established following any Event of Default or any notice of termination given by you pursuant to paragraph 2 of the Invoice Finance Schedule.

2.3	We reserve the right not to make any Advances against any Debt if any Credit Limit is exceeded.

2.4	Unless specifically agreed in the Business Finance Agreement or elsewhere, Debts outstanding at the Commencement Date may not be Credit Protected Debts.

2.5	If the total Debts owing by a Debtor in respect of which a Credit Limit has been established do not exceed the minimum threshold specified in the Business Finance Agreement, none of those Debts will be Credit Protected Debts.

3	APPROVED CREDIT PROTECTED DEBTS

Credit Protected Debts within a relevant Credit Limit will, unless they are otherwise Unapproved, become Approved Credit Protected Debts in the order in which they are Notified to us. When any Remittance is received by us, that may enable Unapproved Credit Protected Debts (or parts thereof) to become Approved Credit Protected Debts.

4	CLAIMS ON A DEBTOR’S INSOLVENCY

4.1	Claims may only be made by you in respect of Approved Credit Protected Debts of a Debtor which is Insolvent. If you wish to make such a claim, you shall (without prejudice to your other Notification obligations) submit a duly completed claim statement (in a form supplied by us) evidencing such Insolvency. No claim statement shall be valid if submitted more than five months after the date of such Insolvency.

4.2	Upon our being satisfied:

(a)	that a Debtor in respect of an Approved Credit Protected Debt is Insolvent;

(b)	with the contents of the claim statement;

(c)	that proof of such Credit Protected Debt has been admitted in the Insolvency,

we shall within sixty days of satisfaction of (a), (b) and (c) above credit to the Current Account an amount equal to the Agreed Percentage of the amount of such Approved Credit Protected Debt minus an amount equal to the aggregate of (i) the VAT element thereof, (ii) any Discount or Service Charges to the extent not so far debited and (iii) for the avoidance of doubt, the First Loss Amount (if any).

5	APPORTIONMENT

Unless otherwise specifically indicated by any Debtor and subject to the exceptions mentioned below, any payments made by that Debtor shall be deemed to be in settlement of the Approved part of the relevant Debtor Balance before the Unapproved part. If a Debtor has become Insolvent, payments made by that Debtor or any liquidator or other legal representative of it (as the case may be) shall be deemed to be apportioned in settlement of the Approved part and the Unapproved part of the Debtor Balance pro-rata in the proportion that each bears to the other.

6	REASSIGNMENT AT YOUR REQUEST

6.1	Provided that no Event of Default shall have occurred we will, at your request and expense, reassign to you any Approved Credit Protected

Debt in respect of which we have made a credit entry to the Current Account as referred to in paragraph 3 above.

6.2	The purchase price payable by you in consideration of such reassignment shall be an amount equal to the Agreed Percentage of such amount (if any) recovered from the relevant Debtor (or its estate) in respect of the Debt so reassigned and shall be payable to us (after deduction of the relevant VAT) immediately after such recovery and pending payment shall be held on trust for us.

6.3	Any Debt reassigned pursuant to this paragraph 5 shall be subject to any and all Encumbrances as may have been created over Debts by you in our favour.

7	ADDITIONAL OBLIGATIONS

You shall (without limitation to your other obligations):

7.1	notify us of any change in the information set out in any Credit Protection Application;

7.2	notify us as soon as possible, but in any event within 7 days, of any Credit Protected Debt which is Outstanding in whole or in part for more than 60 days after its due date, such notification to be made by means of an overdue return (in a form specified by us); and

7.3	deliver to us on receipt all original correspondence and documents sent to you in relation to formal or other Insolvency arrangements initiated or proposed in respect of a Debtor.

8	FEES

Fees calculated in accordance with the provisions of the Business Finance Agreement will be payable by you in respect of each Credit Protection Application and as additional Service Charge calculated on the Notified Value of all Debts and will be debited to your Current Account.

9	DISCRETIONARY LIMIT APPROVAL

If you have been given Discretionary Limit Approval by us, the following additional provisions shall apply:

9.1	Discretionary Limit Approval shall be subject to the Discretionary Limit.

9.2	the Discretionary Limit shall not apply to Debts of less than the Minimum Threshold for Discretionary Approval.

9.3	the credit terms for Debts subject to Discretionary Limit Approval shall not exceed the Credit Terms for Discretionary Approval.

9.4	the Discretionary Limit shall not be applied to any Debtor for whom you hold an existing Credit Limit or for whom we have refused to approve a Credit Limit in the past.

9.5	We shall automatically cease to be liable for any further Debts in respect of a Debtor which has an Approved Credit Protected Debt outstanding beyond the Credit Terms for Discretionary Approval. Re-instatement of the discretionary limit will be subject to negotiation.

9.6	Where a “Category A” Discretionary Limit is provided for in the Business Finance Agreement, in respect of Debts proposed to be subject to such Discretionary Limit Approval, you shall in the absence of relevant and satisfactory payment experience, establish that there is nothing adverse known by you in respect of the Debtor and the Debtor is an established business.

9.7	Where a “Category B” Discretionary Limit is provided for in the Business Finance Agreement, in respect of Debts proposed to be subject to such Discretionary Limit Approval, you shall hold and retain records of relevant and satisfactory payment experience, such records must not be older than twelve months of the last unpaid Debt.

9.8	Where a “Category C” Discretionary Limit is provided for in the Business Finance Agreement, in respect of Debts proposed to be subject to such Discretionary Limit Approval, you shall have obtained a report from a credit agency, authorised by us, speaking for amounts within such Discretionary Limit, current within the last year. You shall in the absence of an agency report hold and retain records of relevant and satisfactory payment experience, such records must not be older than twelve months from the date of the last unpaid Debt.

9.9	Any Credit Limit established by you in accordance with the conditions outlined in this paragraph and the Business Finance Agreement (and any discretionary approval letter) will be void if:

(a)	any of the conditions set out in this paragraph or in the Business Finance Agreement (or in any discretionary approval letter) cease to be true or are not complied with;

(b)	we make any subsequent assessment of the credit-worthiness of the Debtor and shall amend or withdraw the Credit Limit by notice in accordance with paragraph 2.2 of this Schedule;

(c)	we become aware in respect of a Debtor of any detrimental information warranting, in our opinion, withdrawal of the Discretionary Limit;

(d)	the outstanding balance due from the Debtor is more than 50 per cent over and above the amount of the relevant Discretionary Limit.

INVENTORY SCHEDULE

1	INTRODUCTION

1.1	This Schedule sets out the standard terms and conditions relating to any Revolving Inventory Facility Loan which we may have agreed to make available under the Business Finance Agreement.

1.2	Save as otherwise provided in any Financing Document, the following words and expressions have the following meanings in this Schedule:

Borrowing Base Certificate: the certificate which you must provide to us, in a form acceptable to us, identifying changes in the status, location and an Inventory Valuation of your Eligible Inventory and any outstanding liability to your Preferential Creditors.

Eligible Inventory: such of a Client’s Inventory as we may from time to time advise such Client as being taken into consideration by us for the purposes of the Business Finance Agreement which shall, until further notice from us, include those assets detailed in the Business Finance Agreement.

Inventory Valuation: in relation to a Client’s Inventory forming part of the Eligible Inventory, a valuation of those assets in such form and prepared on such basis and by such person as specified in the Business Finance Agreement or as we shall at any time require.

Revolving Inventory Facility Default Rate: the rate of four per cent above the Revolving Inventory Facility Interest Rate.

Revolving Inventory Facility Interest Rate: the rate specified in the Business Finance Agreement as the Interest Rate applicable to any Revolving Inventory Loan Advance.

Revolving Inventory Facility Maturity Date: in respect of each Client, the date upon which all Revolving Inventory Loan Advances to that Client must be repaid in full, as specified in the Business Finance Agreement.

Revolving Inventory Loan Advance: a loan advance made or to be made under the Revolving Inventory Loan Facility.

Revolving Inventory Loan Advance Limit: the revolving inventory Loan Advance Limit set out in the Business Finance Agreement against Inventory.

Revolving Inventory Loan Advance Percentage: the revolving inventory Loan Advance Percentage set out in the Business Finance Agreement against Inventory.

Revolving Inventory Aggregate Loan Advance Limit: the Aggregate Loan Advance Limit in respect of the Revolving Inventory Facility specified in the Business Finance Agreement.

Revolving Inventory Loan Cancellation Date: the earlier of the date on which the Business Finance Agreement is terminated for any reason or:

1)	the availability of Revolving Inventory Loan Advances is terminated by any Client giving us not less than the Notice Period; or

2)	we give to any Client not less than the Notice Period.

2	AVAILABILITY

If the Business Finance Agreement specifies that we will make available to you a Revolving Inventory Loan Facility, we will make available to you such Revolving Inventory Loan Facility in respect of your Eligible Inventory up to a principal amount which may not at any time exceed (i) when aggregated with all Revolving Inventory Advances made to or requested by all Clients, the Revolving Inventory Aggregate Loan Limit (ii) the Revolving Inventory Loan Advance Limit or (iii) on amount equal to the Revolving Inventory Loan Advance Percentage of the value of your Eligible Inventory from time to time as evidenced by the most recently delivered Inventory Valuation) less such of the Eligible Inventory or its proceeds of sale as we may from time to time reasonably determine might be unavailable to us upon enforcement of any of the Financing Documents and such other reserves as we are entitled to make hereunder. Unless we agree otherwise, only one Revolving Inventory Advance may be drawn by each relevant Client in any one calendar month.

3	TERM AND DRAWDOWN

3.1	All Revolving Inventory Loan Advances shall be made in euro, unless we have agreed to make them in a Foreign Currency, and shall be available for drawdown up to 90 days prior to the Revolving Inventory Facility Maturity Date upon receipt by us of your written request as follows:

3.1.1	if the Revolving Inventory Loan Advance is in euro, the request must be received by 10.30 am on the Working Day on which the Revolving Inventory Loan Advance is to be made; and

3.1.2	if the Revolving Inventory Loan Advance is in a Foreign Currency, the request must be received by us two Working Days before the Revolving Inventory Loan Advance is requested to be made.

3.2	The term of the Revolving Inventory Loan Facility; subject to any rights of termination we may have whether by virtue of law or the terms of any agreement entered into with you (including, without limitation, following any Event of Default) and subject to either of us giving notice of termination, shall be the period specified in the Business Finance Agreement.

4	REPAYMENT AND PREPAYMENT

4.1	All Revolving Inventory Loan Advances must be repaid in full on or before the Revolving Inventory Facility Maturity Date.

4.2	The continuing availability of Revolving Inventory Loan Advances shall terminate on the Revolving Inventory Loan-Cancellation Date or, if earlier, the occurrence of an Event of Default, and all Revolving Inventory Loan Advances then outstanding shall be repaid in full immediately or at any time thereafter as specified by us.

4.3	Subject to the terms of the Business Finance Agreement, you may repay and reborrow any Revolving Inventory Loan Advance.

4.4	If at any time the restrictions detailed in the Business Finance Agreement are breached you shall immediately repay to us such amount as is necessary to ensure that those restrictions are complied with, and until that repayment, no further Revolving Inventory Loan Advances shall be made.

4.5	If at any time it becomes unlawful for us to advance, maintain or fund the whole or any part of any Revolving Inventory Loan Advance or any sum outstanding under any Financing Document we may at any time by written notice to you require you to repay the whole or any part of such Revolving Inventory Loan Advance and/or such outstandings immediately.

5	INTEREST, FEES AND EXPENSES

5.1	Interest will be charged on each Revolving Inventory Loan Advance at the Revolving Inventory Facility Interest Rate and will be debited to your Current Account to enable you to pay such interest on the last Working Day of each calendar month.

5.2	If you fail to pay any sum payable by you in respect of any Revolving Inventory Loan Advance on its due date you shall pay interest (before and after judgment) on the balance for the time being outstanding under it at the Revolving Inventory Facility Default Rate.

6	SPECIAL CONDITIONS RELATING TO REVOLVING INVENTORY LOAN FACILITY

6.1	It is a requirement for the making of Revolving Inventory Loan Advances in respect of Eligible Inventory that the following is done or is provided to us to our satisfaction:

6.1.1	adequate insurance cover continues to be maintained over all of your assets, on terms satisfactory to us, and all premiums are paid and all other terms of each such policy are complied with (and if we request, you will provide us with evidence of the payment of premiums in respect of such insurance);

6.1.2	details of your Preferential Creditors and an Inventory Valuation of any Inventory forming part of the Eligible Inventory are delivered to us no more than 30 days prior to the making of each Revolving Inventory Loan Advance:

6.1.3	Borrowing Base Certificates are delivered to us no later than ten working days after the end of each calendar month (or, following a Default, at such frequency and at such times as we may specify);

6.1.4	any landlord and/or mortgagee waivers and consents obtained from the landlords and/or mortgagees of your leased or owned locations where Inventory is held must remain in full force and effect;

7	COVENANTS

7.1	You undertake that, in addition to any conditions set out or referred to in the Business Finance Agreement, you shall:

7.1.1	ensure that details of your Preferential Creditors are delivered to us within 30 days of the end of each month (or, following a Default, at such frequency and at such times as we may specify);

7.1.2	keep your Inventory in a good state of repair and condition and, upon our request, advise us of its location—you shall permit us and any person authorised by us, at all reasonable times, to inspect your Inventory and, where any such Inventory is located at third party premises and we indicate to you that we require landlord or warehouse access waivers in respect of any such premises, you shall procure that we are promptly provided with such waivers in a form satisfactory to us;

7.1.3	store any Inventory sold by you but not yet delivered to a purchaser separately from other Inventory and shall clearly label such Inventory as the property of the purchaser;

7.1.4	ensure that true and proper entries of all dealings and transactions relating to Inventory are promptly and correctly recorded in your Accounting Records;

8	PAYMENTS FROM ACCOUNTS

We shall be entitled (and are hereby authorised by you) to debit all payments due under the Revolving Inventory Loan Facility to any Current Account or any other account(s) of yours with us.

9	FINANCIAL INFORMATION AND AUDITS

9.1	We shall, as we consider necessary, conduct audit visits to any premises where your Accounting Records are maintained or where any of your Inventory is kept.

9.2	Following a Default, you will provide all such information as is required hereunder at such frequency or on such other basis as we may then require.

10	FOREIGN CURRENCY REVOLVING INVENTORY LOANS

10.1	The provisions of this paragraph 10 will apply only if Revolving Inventory Loan Advances have been made in a Foreign Currency.

10.2	We may, at your request, make Revolving Inventory Loan Advances in a Foreign Currency provided that such Foreign Currency is a Base Currency or such other Foreign Currency which we have specifically agreed to make available to you.

10.3	If we make a Revolving Inventory Loan Advance to you in a Foreign Currency you will pay us a fee equivalent to all fees, commissions and charges which our bankers would normally charge for making payment in the Foreign Currency concerned. Any disagreement as to the amount of such fee shall be conclusively determined by a certificate signed by our company secretary, any director or any other authorised signatory of ours.

10.4	We shall have the right to convert any of your Liabilities to us in a Foreign Currency into euro and we may then demand payment from you or debit such Liabilities or exercise set-off in euro. We shall use the rate of exchange notified by our bankers on the date that we make such demand, debit or set-off.

10.5	You will be responsible for all bank charges, fees and commission incurred in relation to any conversion made by our bankers in respect of the payment by you of any of your Liabilities to us in a Foreign Currency together with all resulting exchange rate losses.

10.6	Where any Current Account is kept in a currency other than euro the definition of Base Rate for the purpose of calculating the Revolving Inventory Facility Interest Rate in respect of that currency shall be the rate which we determine.

10.7	Where we have to add together the balances on two or more accounts recording transactions between you and us and such accounts are in different currencies we will use the prevailing spot rate as published by such UK clearing bank as we may determine.

10.8	We may, at any time, remove any currency as a Base Currency or approved Foreign Currency by written notice to you but this shall not affect Revolving Inventory Loan Advances made to you prior to our despatch of such notice.

11	CONSEQUENCES OF EVENT OF DEFAULT

Upon or at any time after an Event of Default, in addition to all our other rights under any of the Financing Documents, we may declare by written notice to you:

11.1	any one or more of the Revolving Inventory Loan Advances to be due and payable on demand or on any date as we may specify in that notice, whereupon each of them shall become so due and payable on demand or on that date (as the case may be) together with, at our discretion, all or any other sums owed by you under or pursuant to any of the Financing Documents; and

11.2	that our obligations under any one or more of the Financing Documents shall immediately be cancelled, whereupon they shall be so cancelled.

12	INDEMNITY

In addition to the indemnities in clause 10 of the GE Standard Terms and those indemnities elsewhere in the Financing Documents, you will fully indemnify us against any funding and all other losses, costs, demands and expenses or liabilities (including legal and other professional fees) which we may sustain directly or indirectly as a result of:

12.1	any Advance or Revolving Inventory Loan Advance not being made as a result of any of the conditions set out in any of the Financing Documents not being satisfied or you cancelling or purporting to cancel any request for a Revolving Inventory Loan Advance; and

12.2	the receipt or recovery by us of any part of a Revolving Inventory Loan Advance other than on the last day of an interest period to it, including any applicable break costs.

PLANT AND MACHINERY SCHEDULE

1	INTRODUCTION

1.1	This Schedule sets out the standard terms and conditions relating to any Plant and Machinery Term Loan Facility which we may have agreed to make available under the Business Finance Agreement.

1.2	Save as otherwise provided in any Financing Document, the following words and expressions have the following meanings in this Schedule:

Eligible Plant and Machinery: such of a Client’s Plant and Machinery as we may from time to time advise such Client as being taken into consideration by us for the purposes of the Business Finance Agreement which shall, until further notice from us, include that Plant and Machinery detailed in the Business Finance Agreement.

Plant and Machinery Facility Default Rate: the rate of four per cent above the Plant and Machinery Facility Interest Rate.

Plant and Machinery Facility Final Drawdown Date: in relation to each Client, the Final Drawdown Date specified as such in the Business Finance Agreement as the date by which all Plant and Machinery Term Loan Advances to that Client under the Plant and Machinery Term Loan Facility must be drawn down.

Plant and Machinery Facility Interest Rate: the rate specified in the Business Finance Agreement as the Interest Rate applicable to any Plant and Machinery Term Loan Advance.

Plant and Machinery Term Loan Advance: the principal amount of each advance made under the Plant and Machinery Term Loan Facility as from time to time reduced by repayment or prepayment.

Plant and Machinery Term Loan Advance Limit the plant and machinery Loan Advance Limit set out in the Business Finance Agreement against Plant and Machinery.

Plant and Machinery Term Loan Advance Percentage: the plant and machinery Loan Advance Percentage set out in the Business Finance Agreement against Plant and Machinery.

Plant and Machinery Term Loan Cancellation Date: the earlier of the date on which the Business Finance Agreement is terminated for any reason or:

1)	the availability of Plant and Machinery Term Loan Advances is terminated by any Client giving us not less than the Notice Period; or

2)	we give to any Client not less than the Notice Period.

Plant and Machinery Valuation: in relation to a Client’s assets forming part of the Eligible Plant and Machinery, a valuation of those assets in such form and prepared on such basis and by such person as specified in the Business Finance Agreement or as we shall at any time require.

2	AVAILABILITY

If the Business Finance Agreement specifies that we will make available to you a Plant and Machinery Term Loan Facility, we will make available to you such Plant and Machinery Term Loan Facility in respect of your Eligible Plant and Machinery up to a principal amount which may not at any time exceed (i) the Plant and Machinery Term Loan Advance Limit or (ii) an amount equal to the Plant and Machinery Term Loan Advance Percentage of the value of your Eligible Plant and Machinery from time to time (as evidenced by the most recently delivered Plant and Machinery Valuation) less such of the Eligible Plant and Machinery or its proceeds of sale as we may from time to time reasonably determine might be unavailable to us upon enforcement of any of the Financing Documents and such other reserves as we are entitled to make hereunder.

3	TERM AND DRAWDOWN

3.1	All Plant and Machinery Term Loan Advances shall be made in euro, unless we have agreed to make them in a Foreign Currency, and shall be available for drawdown at any time prior to the Plant and Machinery Facility Final Drawdown Date upon receipt by us of your written request as follows:

3.1.1	if the Plant and Machinery Term Loan Advance is in euro, the request must be received by 10:30 am on the Working Day on which the Plant and Machinery Term Loan Advance is to be made; and

3.1.2	if the Plant and Machinery Term Loan Advance is in a Foreign Currency, the request must be received by us two Working Days before the Plant and Machinery Term Loan Advance is requested to be made.

3.2	The term of the Plant and Machinery Term Loan Facility, subject to any rights of termination we may have whether by virtue of law or the terms of any agreement entered into with you (including, without limitation, following any Event of Default) and subject to either of us giving notice of termination, shall be the period specified in the Business Finance Agreement.

4	REPAYMENT AND PREPAYMENT

4.1	The continuing availability of Plant and Machinery Term Loan Advances shall terminate on the Plant and Machinery Term Loan Cancellation Date or, if earlier, the occurrence of an Event of Default, and all Plant and Machinery Term Loan Advances then outstanding shall be repaid in full or at any time thereafter specified by us.

4.2	You shall make scheduled repayments of the Plant and Machinery Term Loan Advances in accordance with the repayment provisions in the Business Finance Agreement.

4.3	Subject to the terms of the Business Finance Agreement, you may prepay (but not reborrow), subject to payment of the prepayment fee specified in the Business Finance Agreement, the whole or any part of any Plant and Machinery Term Loan Advance which reduces the Plant and Machinery Term Loan Advance below the Plant and Machinery Term Loan Advance Limit at that time.

4.4	If at any time the restrictions detailed in the Business Finance Agreement are breached you shall immediately repay to us such amount as is necessary to ensure that those restrictions are complied with, and until that repayment, no further Plant and Machinery Loan Advances shall be made.

4.5	If at any time it becomes unlawful for us to advance, maintain or fund the whole or any part of any Plant and Machinery Term Loan Advance or any sum outstanding under any Financing Document we may at any time by written notice to you require you to repay the whole or any part of such Plant and Machinery Term Loan Advance and/or such outstandings immediately.

5	INTEREST, FEES AND EXPENSES

5.1	Interest will be charged on the each Plant and Machinery Term Loan Advance at the Plant and Machinery Facility Interest Rate and will be debited to your Current Account to enable you to pay such interest on the last Working Day of each calendar month.

5.2	If you fail to pay any sum payable by you in respect of any Plant and Machinery Term Loan Advance on its due date you shall pay interest (before and after judgment) on the balance for the time being outstanding under it at the Plant and Machinery Term Facility Default Rate.

6	SPECIAL CONDITIONS RELATING TO PLANT AND MACHINERY TERM LOAN FACILITY

6.1	It is a requirement for the making of Plant and Machinery Term Loan Advances in respect of Eligible Plant and Machinery that the following is done or is provided to us to our satisfaction:

6.1.1	adequate insurance cover continues to be maintained over all of your assets, on terms satisfactory to us, and all premiums are paid and all other terms of each such policy are complied with (and if we request, you will provide us with evidence of the payment of premiums in respect of such insurance);

6.1.2	a Plant and Machinery Valuation of the Plant and Machinery forming part of the Eligible Plant and Machinery is delivered to us within 30 days of each anniversary of the Commencement Date or as the Business Finance Agreement may otherwise specify (or, following a Default, at such frequency and at such times as we may specify);

6.1.3	any landlord and/or mortgagee waivers and consents obtained from the landlords and/or mortgagees of your leased or owned locations where Plant and Machinery is held must remain in full force and effect;

6.1.4	no sale of any item of Plant and Machinery is made without our prior written consent; in relation to any proposed sale any item which forms part of the Eligible Plant and Machinery, such consent will only be given if, immediately upon such sale, you repay to us outstanding Plant and Machinery Term Loan Advances in an amount equal to such amount as we may determine will be sufficient to compensate us for any reduction in the value of the Eligible Plant and Machinery resulting from such sale.

7	COVENANTS

7.1	You undertake that, in addition to any conditions set out or referred to in the Business Finance Agreement, you shall:

7.1.1	ensure that details of your Preferential Creditors are delivered to us within 30 days of the end of each month (or, following a Default, at such frequency and at such times as we may specify);

7.1.2	keep your Plant and Machinery in a good state of repair and condition and, upon our request, advise us of its location-you shall permit us and any person authorised by us, at all reasonable times, to inspect your Plant and Machinery and, where any such Plant and Machinery is located at third party premises and we indicate to you that we require landlord or warehouse access waivers in respect of any such premises, you shall procure that we are promptly provided with such waivers in a form satisfactory to us.

8	PAYMENTS FROM ACCOUNTS

We shall be entitled (and are hereby authorised by you) to debit all payments due under the Plant and Machinery Term Loan Facility to any Current Account or any other account(s) of yours with us.

9	FINANCIAL INFORMATION AND AUDITS

9.1	We shall, as we consider necessary, conduct audit visits to any premises where your Accounting Records are maintained or where any of your Plant and Machinery is kept.

9.2	Following a Default, you will provide all such information as is required hereunder at such frequency or on such other basis as we may then require.

10	CONSEQUENCES OF EVENT OF DEFAULT

Upon or at any time after an Event of Default, in addition to all our other rights under any of the Financing Documents, we may declare, by written notice to you:

10.1	any one or more of the Plant and Machinery Term Loan Advances to be due and payable on demand or on any date as we may specify in that notice, whereupon each of them shall become so due and payable on demand or on that date (as the case may be) together with, at our discretion, all or any other sums owed by you under or pursuant to any of the Financing Documents; and

10.2	that our obligations under any one or more of the Financing Documents shall immediately be cancelled, whereupon they shall be so cancelled.

11	INDEMNITY

In addition to the indemnities in clause 10 of the GE Standard Terms and those indemnities elsewhere in the Financing Documents, you will fully indemnify us against any funding and all other losses, costs, demands and expenses or liabilities (including legal and other professional fees) which we may sustain directly or indirectly as a result of:

11.1	any Advance or Plant and Machinery Term Loan Advance not being made as a result of any of the conditions set out in any of the Financing Documents not being satisfied or you cancelling or purporting to cancel any request for a Plant and Machinery Term Loan Advance; and

11.2	the receipt or recovery by us of any part of a Plant and Machinery Term Loan Advance other than on the last day of an interest period to it, including any applicable break costs.

REAL PROPERTY SCHEDULE

1	INTRODUCTION

1.1	This Schedule sets out the standard terms and conditions relating to any Real Property Term Loan Facility which we may have agreed to make available under the Business Finance Agreement.

1.2	Save as otherwise provided in any Financing Document, the following words and expressions have the following meanings in this Schedule:

Eligible Real Property: such of a Client’s Real Property as we may from time to time advise such Client as being taken into consideration by us for the purposes of the Business Finance Agreement which shall, until further notice from us, include that Real Property detailed in the Business Finance Agreement.

Real Property Facility Default Rate: the rate of four per cent above the Real Property Facility Interest Rate.

Real Property Facility Final Drawdown Date: in relation to each Client, the Final Drawdown Date specified as such in the Business Finance Agreement as the date by which all Real Property Term Loan Advances to that Client under the Real Property Term Loan Facility must be drawn down.

Real Property Facility Interest Rate: the rate specified in the Business Finance Agreement as the Interest Rate applicable to any Real Property Term Loan Advance.

Real Property Term Loan Advance: the principal amount of each advance made under the Real Property Term Loan Facility as from time to time reduced by repayment or prepayment

Real Property Term Loan Advance Limit the real property Loan Advance Limit set out in the Business Finance Agreement against Real Property.

Real Property Term Loan Advance Percentage: the real property Loan Advance Percentage set out in the Business Finance Agreement against Real Property.

Real Property Term Loan Cancellation Date: the earlier of the date on which the Business Finance Agreement is terminated for any reason or:

1)	the availability of Real Property Term Loan Advances is terminated by any Client giving us not less than the Notice Period; or

2)	we give to any Client not less than the Notice Period.

Real Property Valuation: in relation to a Client’s assets forming part of the Eligible Real Property, a valuation of those assets in such form and prepared on such basis and by such person as we shall at any time require.

2	AVAILABILITY

If the Business Finance Agreement specifies that we will make available to you a Real Property Term Loan Facility, we will make available to you such Real Property Term Loan Facility in respect of your Eligible Real Property up to a principal amount which may not at any time exceed (i) the Real Property Term Loan Advance Limit or (ii) an amount equal to the Real Property Term Loan Advance Percentage of the value of your Eligible Real Property from time to time (as evidenced by the most recently delivered Real Property Valuation) less, in each such case, such of the Eligible Real Property or its proceeds of sale as we may from time to time reasonably determine might be unavailable to us upon enforcement of any of the Financing Documents and such other reserves as we are entitled to make hereunder.

3	TERM AND DRAWDOWN

3.1	All Real Property Term Loan Advances shall be made in euro, unless we have agreed to make them in a Foreign Currency, and shall be available for drawdown at any time prior to the Real Property Facility Final Drawdown Date upon receipt by us of your written request as follows:

3.1.1	if the Real Property Term Loan Advance is in euro, the request must be received by 10.30 am on the Working Day on which the Plant and Machinery Term Loan Advance is to be made; and

3.1.2	if the Real Property Term Loan Advance is in a Foreign Currency, the request must be received by us two Working Days before the Real Property Term Loan Advance is requested to be made.

3.2	The term of the Real Property Term Loan Facility, subject to any rights of termination we may have whether by virtue of law or the terms of any agreement entered into with you (including, without limitation, following any Event of Default) and subject to either of us giving notice of termination, shall be the period specified in the Business Finance Agreement.

4	REPAYMENT AND PREPAYMENT

4.1	The continuing availability of Real Property Term Loan Advances shall terminate on the Real Property Term Loan. Cancellation Date or, if earlier, the occurrence of an Event of Default, and all Real Property Term Loan Advances then outstanding shall be repaid in full immediately or at any time thereafter as specified by us.

4.2	You shall make scheduled repayments of the Real Property Term Loan Advances in accordance with the repayment provisions in the Business Finance Agreement.

4.3	Subject to the terms of the Business Finance Agreement, you may prepay (but not reborrow), subject to payment of the prepayment fee specified in the Business Finance Agreement, the whole or any part of any Real Property Term Loan Advance which reduces the Real Property Term Loan Advance below the Real Property Term Loan Advance Limit at that time.

4.4	If at any time the restrictions detailed in the Business Finance Agreement are breached you shall immediately repay to us such amount as is necessary to ensure that those restrictions are complied with, and until that repayment, no further Real Property Loan Advances shall be made.

4.5	If at any time it becomes unlawful for us to advance, maintain or fund the whole or any part of any Real Property Term Loan Advance or any sum outstanding under any Financing Document we may at any time by written notice to you require you to repay the whole or any part of such Real Property Term Loan Advance and/or such outstandings immediately.

5	INTEREST, FEES AND EXPENSES

5.1	Interest will be charged on the each Real Property Term Loan Advance at the Real Property Facility Interest Rate and will be debited to your Current Account to enable you to pay such interest on the last Working Day of each calendar month.

5.2	If you fail to pay any sum payable by you in respect of any Real Property Term Loan Advance on its due date you shall pay interest (before and after judgment) on the balance for the time being outstanding under it at the Real Property Facility Default Rate.

6	SPECIAL CONDITIONS RELATING TO REAL PROPERTY TERM LOAN FACILITIES

6.1	It is a requirement for the making of Real Property Term Loan Advances in respect of Eligible Real Property that the following is done or is provided to us to our satisfaction:

6.1.1	adequate insurance cover continues to be maintained over all of your assets, on terms satisfactory to us, and all premiums are paid and all other terms of each such policy are complied with (and if we request, you will provide us with evidence of the payment of premiums in respect of such insurance);

6.1.2	a Real Property Valuation of any Real Property forming part of the Eligible Real Property is delivered to us within 30 days of each anniversary of the Commencement Date (or, following a Default, at such frequency and at such times as we may specify);

6.1.3	no sale of any Real Property is made without our prior written consent; in relation to any proposed sale of any part of the Eligible Real Property, such consent will only be given if, immediately upon such sale, you repay to us outstanding Real Property Term Loan Advances in on amount equal to such amount as we may determine will be sufficient to compensate us for any reduction in the value of the Eligible Real Property resulting from such sale.

7	COVENANTS

7.1	You undertake that, in addition to any conditions set out or referred to in the Business Finance Agreement, you shall:

7.1.1	ensure that details of your Preferential Creditors are delivered to us within 30 days of the end of each month for, following a Default, at such frequency and at such times as we may specify):

7.1.2	keep any Real Property in a good and substantial state of repair, and procure that no structural alterations or additions are made to any Real Property nor fixed plant, fixtures, equipment or services removed, except in the ordinary course of trading and you shall permit us and any person authorised by us, at all reasonable times, to inspect your Real Property.

8	PAYMENTS FROM ACCOUNTS

We shall be entitled (and are hereby authorised by you) to debit all payments due under the Real Property Term Loan Facility to any Current Account or any other account(s) of yours with us.

9	FINANCIAL INFORMATION AND AUDITS

9.1	We shall, as we consider necessary, conduct audit visits to any premises where your Accounting Records are maintained or at any Real Property.

9.2	Following a Default, you will provide all such information as is required hereunder at such frequency or on such other basis as we may then require.

10	CONSEQUENCES OF EVENT OF DEFAULT

Upon or at any time after an Event of Default, in addition to all our other rights under any of the Financing Documents, we may declare by written notice to you:

10.1	any one or more of the Real Property Term Loan Advances to be due and payable on demand or on any date as we may specify in that notice,

whereupon each of them shall become so due and payable on demand or on that date (as the case may be) together with, at our discretion, all or any other sums owed by you under or pursuant to any of the Financing Documents; and

10.2	that our obligations under any one or more of the Financing Documents shall immediately be cancelled, whereupon they shall be so cancelled.

11	INDEMNITY

In addition to the indemnities in clause 10 of the GE Standard Terms and those indemnities elsewhere in the Financing Documents, you will fully indemnify us against any funding and all other losses, costs, demands and expenses or liabilities (including legal and other professional fees) which we may sustain directly or indirectly as a result of:

11.1	any Advance or Real Property Term Loan Advance not being made as a result of any of the conditions set out in any of the Financing Documents not being satisfied or you cancelling or purporting to cancel any request for a Real Property Term Loan Advance; and

11.2	the receipt or recovery by us of any part of a Real Property Term Loan Advance other than on the last day of an interest period to it, including any applicable break costs.

CASHFLOW SCHEDULE

This Schedule has been deliberately omitted.

TRADE FINANCE SCHEDULE

This Schedule has been deliberately omitted.